Schroder Ventures International Investment Trust plc






                                               Report and Accounts December 2002





Investment Objective

SVIIT's principal investment objective is to achieve capital appreciation by investing primarily in an international portfolio of buy-out and development capital funds managed or advised by Schroder Ventures or Permira. To complement this investment objective and address the growing recognition of private equity in investment portfolios, SVIIT is committed to designing and advising third party products for investment in private equity. www.svitt.co.uk Report and Accounts December 2002


www.sviit.co.uk                                         Report and Accounts 2002

































Content
                                                                          Page
Directors and Advisers                                                       2
Financial Highlights and Historical Record                                   3
Chairman and CEO's Statement                                                 4
Portfolio Review                                                             6
Twenty Largest Underlying Companies                                         12
List of Investments                                                         17
Report of the Directors                                                     21
Statement of Directors' Responsibilities                                    23
Corporate Governance                                                        24
Remuneration Report                                                         27
Independent Auditors' Report                                                30
Consolidated Statement of Total Return                                      31
Company Statement of Total Return                                           32
Balance Sheets                                                              33
Consolidated Cash Flow Statement                                            34
Notes to the Accounts                                                       35
Consolidated Statement of Total Return (translated into euros - unaudited)  53
Balance Sheets (translated into euros - unaudited)                          54
Consolidated Cash Flow Statement (translated into euros - unaudited)        55
Company Summary                                                             56
Information for Shareholders                                                58
Proposal Relating to Transfer of Assets to New Investment Vehicle (P123)    59
Notice and Agenda                                                           60
Glossary                                                                    63

Directors and Advisers


DIRECTORS

John McLachlan (Chairman) (aged 60) was appointed as a Director of the Company on 12 February 1996. He retired as Group Investment Director of United Assurance Group plc in August 1999. He is non-executive Chairman of Invesco Income Growth Trust plc and a non-executive Director of a number of other companies. Nicholas Ferguson (Chief Executive) (aged 54) was appointed as a Director of the Company on 12 February 1996. He is Chairman of Schroders Ventures (London) Limited and was formerly Chairman of Schroder Ventures and in its development since 1984. He is a non-executive Director of Schroders plc.

John Govett (aged 59) was appointed as a Director of the Company on 12 February 1996 and is a non-executive Director of Derby Trust plc, Schroder Emerging Countries Fund plc, Peel Hotels plc and Rio Tinto Pension Investments Limited. Anthony Habgood (aged 56) was appointed as a Director of the Company on 12 February 1996 and is Chairman of Bunzl plc.

Edgar Koning (aged 50) was appointed as a Director of the Company on 12 February 1996 and is Executive Vice-President with AEGON Nederland N.V. He joined AEGON in 1981 and has held various senior management positions in the Group. Denis Raeburn (aged 58) was appointed as a Director of the Company on 25 2001 and was Managing Director of the asset management company Global Asset Management (GAM) between 1986 and 1999.

Andrew Sykes (aged 45) was appointed as a Director of the Company on 3 May 2002. He is a Director of Schroders plc and Chairman of Schroder & Co. Limited, with responsibility for Schroders plc's Private Equity, Property and Structured Products businesses. Andrew Williams (aged 50) was appointed as a Director of the Company on 3 May
2002. He is Chief Executive of Schroder Ventures (London) Limited and Managing Principal of Schroder Ventures North America Inc.

Full details of the Committees of the Board can be found on pages 24 and 25.

Nicholas Ferguson and Andrew Williams are the only executive Directors of the Company.


HEAD OFFICE

Burleigh House
357 Strand
London WC2R 0HS
Telephone 020 7010 8900

Secretary and Registered Office

Schroder Investment Management Limited
31 Gresham Street
London EC2V 7QA
Telephone 020 7658 6000

ADVISERS

Auditors
Ernst & Young LLP
Rolls House
7 Rolls Buildings
Fetter Lane
London EC4A 1NH

Bankers

The Royal Bank of Scotland plc
Corporate Banking Office
5-10 Great Tower Street
London EC3P 3HX

Registrars

Lloyds TSB Registrars Scotland
PO Box 28448
Finance House
Orchard Brae
Edinburgh EH4 1WQ
Telephone 0870 601 5366

Solicitors

Slaughter and May
One Bunhill Row
London EC1Y 8YY

Stockbrokers

UBS Warburg
1 Finsbury Avenue
London EC2M 2PP

Schroder Ventures International Investment Trust plc


Financial Highlights and Historical Record



                                       5 YEAR PERFORMANCE

                                                                      FTSE ALL    FTSE WORLD
                                 SVIIT Share price     SVIIT NAV   SHARE INDEX   INDEX (GBP)


        January 1998                         100.0         100.0         100.0        100.0
        April 1998                           109.3         100.9         115.7        112.7
        July 1998                             90.7         108.1         101.2         96.3
        October 1998                          91.9         144.9         110.9        119.6
        January 1999                         146.7         139.6         125.6        133.2
        April 1999                           165.7         167.4         121.9        134.0
        July 1999                            191.9         182.7         134.5        153.3
        October 1999                         242.8         201.1         124.5        152.4
        January 2000                         288.9         224.5         133.1        167.2
        April 2000                           290.7         221.2         123.8        145.2
        July 2000                            239.5         220.9         119.0        141.2
        October 2000                         212.0         206.8         107.4        124.4
        January 2001                         208.7         199.5         104.7        123.0
        April 2001                           215.7         200.7         104.2        118.7
        July 2001                            184.0         203.0          84.9       96.2.0
        October 2001                         228.3         224.5          78.5       88.3.0

Source: Datastream



FINANCIAL HIGHLIGHTS FOR THE SIX MONTHS TO 31 DECEMBER 2002

                                                                   31 December 2002  30 June 2002      Change %

Total assets1 (GBP'000)                                                     502,746       462,613          8.7%
Shareholders' funds (GBP'000)                                               463,192       423,087          9.5%
Market capitalisation (GBP'000)                                             387,587       362,532          6.9%
Net asset value per share - diluted                                          445.8p        412.3p          8.1%
Share price                                                                  379.0p        354.5p          6.9%
Share price discount                                                        (15.0)%       (14.0)%
Dividends per share                                                             Nil           Nil
Total expense ratio5                                                          0.2%+          0.1%

+For the six month period ended 31 December 2002, costs have been annualised.


HISTORICAL RECORD TO 31 DECEMBER/30 JUNE*

                                                                              Diluted
                                                                            net asset     Price of  Share price
                                                      Total Shareholders'   value per     ordinary     premium/
                                                    assets 1        funds       share       shares   (discount)
                                                    GBP'000       GBP'000       pence        pence            %

2002 (December)                                     502,746       463,192       445.8        379.0       (15.0)
2002 (June)                                         462,613       423,087       412.3        354.5       (14.0)
2001                                                417,260       416,872       407.6        393.0        (3.6)
2000                                                461,615       461,125       450.9        461.5          2.4
1999                                                333,630       322,485       325.9        262.5       (19.5)
1998                                                230,822       219,730       215.1        182.0       (15.4)
1997                                                207,655       182,548       189.2        174.5        (7.8)
1996 (launched 23 May 1996)                         240,733       186,493       193.3        200.0          3.5

HISTORICAL RECORD TO 31 DECEMBER/30 JUNE*

                                                  Actual                                                Cost of
                                          earing ratio 2     Potential     Earnings     Dividends Running trust 4
                                                       gearing ratio 3        pence         pence       GBP'000

2002 (December)                                     1.04          1.09       (2.14)           Nil           786
2002 (June)                                         1.00          1.09       (1.52)           Nil           865
2001                                                0.92          1.00         2.60          1.80           910
2000                                                0.70          1.00         4.68          3.80         1,052
1999                                                0.67          1.03         2.35          1.50           878
1998                                                0.73          1.05         2.06          1.30           664
1997                                                0.76          1.13         1.58          1.92           728
1996 (launched 23 May 1996)                         0.71          1.29          N/A           N/A           N/A
*The Company changed its financial year-end from 30 June to 31 December, effective from 31 December 2002.

Notes:
1. Total assets:                Total assets less current liabilities (excluding loans).
2. Actual gearing ratio:        Total assets (less cash and money market instruments) divided by shareholders' funds.
3. Potential gearing ratio:     Total assets divided by shareholders' funds.
4. Cost of running trust:       Company only. Operating costs excluding interest payable and similar charges.
5. Total expense ratio:         Company only.  Operating costs  excluding  interest  payable  expressed as a percentage of average shareholders' funds.
6. Capital changes:             2000: 'B' bonds fully converted into 3,299,380 ordinary shares.
                                1999: Buy-back of 3,204,171 shares for cancellation.
                                1998: 'A' bonds fully converted into 5,683,236 ordinary shares


Chairman and CEO's Statement



PORTFOLIO ACTIVITY FOR THE SIX MONTHS TO 31 DECEMBER 2002

We are pleased to report a strong performance over the six months with net assets increasing by 9.5% to GBP463.2 million and net assets per share, on a fully-diluted basis, increasing to 445.8p. This compares to falls in the FTSE All-Share and FTSE World Indices over the same period of (16.3)% and (17.1)% respectively.

The largest contributor to the increase in net assets was the realisation of Homebase at a substantial premium (GBP58 million) to the June 2002 valuation. However, the increase can also be credited to a strong portfolio of companies as a whole, which in aggregate continue to increase earnings, generate cash and pay down debt in spite of difficult economic conditions.


New Fund Commitments

SVIIT proposes to make two new fund commitments in the coming months.

SVIIT expects to make a substantial commitment to Permira Europe III, which was launched this month. The fund is expected to build on the success of its two predecessor funds, both of which have provided investors with top quartile returns to date. The fund will focus on European buy-outs and buy-ins across a range of industries and sectors. We believe the opportunity for European buy-outs/ins to be particularly attractive over the next few years, in terms of both deal-flow and pricing, and Permira remains a leader in this field.

In addition, SVIIT intends to make a commitment to The Japan Fund IV (JFIV), which has been launched by MKS Consulting (formerly Schroder Ventures Japan). JFIV will predominantly invest in buy-out transactions in Japan across a range of industries and sectors. SVIIT believes that the nascent Japanese buy-out market, in which MKS is a leader, is attractive. Driven by years of economic stagnation and the need for companies to dispose of non-core assets, there are currently a number of good investment opportunities in companies with solid cash flows at attractive prices. This, combined with the low interest rates in Japan, has the potential to provide investors with superior returns.


Operating Review

SVIIT's fund advisory business continues to meet its key milestones and the business is on track to build revenue and profit streams that will, over time, add incremental value to SVIIT.

The first SVIIT advised product, the EUR242 million Schroder Private Equity Fund of Funds I, has been operating for nearly 12 months and has already reported strong investment performance, with a number of realisations within the portfolio. The fund is now approximately 70% committed.

In addition to its existing investment service business, which continues to perform on target, the team has also been working on a number of new projects, including:


Schroder Private Equity Fund of Funds II (SPEFOF II)

SPEFOF II will be launched later this month in conjunction with Schroders plc. SPEFOF II is the successor fund to the Schroder Private Equity Fund of Funds I, which is listed in Dublin with three classes of shares and a minimum investment of EUR125,000. As with its predecessor, Schroder Ventures (London) Limited will act as the investment adviser to SPEFOF II, which will follow a
similar investment   remit,   investing  in  both  buy-out  and  venture
capital  funds predominantly in Europe and the US.


P123

SVIIT aims to start the formal marketing of another fund of funds, P123, in the coming months. It is anticipated that P123 will have commitments to Permira's two existing pan-European buy-out funds, Permira Europe I and II, and will also make a substantial commitment to Permira Europe III.

It is intended that SVIIT will transfer a portion of its interests in Permira Europe I and II to P123 in return for a holding of approximately 40% of P123. The remaining 60% of P123 will be placed with other investors. As noted above, SVIIT will separately make a direct commitment to Permira Europe III.

The transfer of some of SVIIT's interests in Permira Europe I and II in return for a substantial holding in P123 will enable SVIIT to gain a greater exposure to Permira Europe III, whilst maintaining, both directly and on a look through basis through P123, the great majority of its exposure to Permira Europe I and II.

The amount to be transferred by SVIIT will be dependent on valuations at the time of transfer and the number of shares placed with other investors. It is anticipated SVIIT will transfer approximately EUR135 million of assets in Permira Europe I and II and EUR50 million of uncalled commitments to the two funds, representing approximately 17% of gross assets. The assets in Permira Europe I and II will be transferred at net asset value at the time of transfer, which is anticipated to take place in the second half of this year.

Chairman and CEO's Statement continued

As mentioned above, the transfer of some of SVIIT's interests in Permira Europe I and II to P123 will enable SVIIT to have a greater exposure to Permira Europe
III. It is expected that the benefits from this will outweigh any dilution on the transferred interests. Based on our current return assumptions for Permira Europe III, this increased exposure should have a material positive impact on SVIIT's net asset value in the future. Ultimately, P123 will distribute its proceeds from these funds to its shareholders, including SVIIT.

We will be seeking shareholder approval at the forthcoming AGM for the transfer of these interests to P123. Schroders plc and AEGON Aandelefonds NV, who together beneficially represent 26.6% of SVIIT's issued share capital, have each separately indicated their intention to vote in favour of this resolution.

More details on P123 are on page 59.

CHANGE OF YEAR-END AND ANNUAL GENERAL MEETING

As signalled in the June 2002 accounts, SVIIT has changed its year-end from 30 June to 31 December and accounts for this six-month period are audited. The next full financial year will be the year ending 31 December 2003.

An Annual General Meeting will be held at 12.00pm on 25 April 2003 at 31 Gresham Street, London EC2V 7QA.


OUTLOOK

Business, political and economic uncertainty continue to dominate investment markets and the last six months of 2002 remained challenging, with public markets falling further over the period.


SVIIT continues to perform well, outperforming its quoted competitors and relative stock market indices, and reporting 17.5% p.a. compound growth in net asset value over five years. We believe the current portfolio of companies is well placed to provide for further increases in net asset value.



John McLachlan

Chairman




Nicholas Ferguson

Chief Executive

Portfolio Review for the six months to 31 December 2002


SUMMARY

The overall strong performance of SVIIT's portfolio in the six months to 31 December 2002 resulted in a 9.5% increase in net assets to GBP463.2 million and an increase in net assets per share, on a fully-diluted basis, to 445.8p (452.9p undiluted) (June 2002: GBP423.1 million - 413.7p per share undiluted).

This increase principally reflects two key factors. Firstly, the successful realisation of Homebase at a substantial premium to the June 2002 valuation added 57p to net assets per share. Secondly, at the underlying company level, the overall valuation of the portfolio has remained relatively robust. In aggregate, SVIIT's portfolio of companies continues to increase earnings, generate cash and pay down debt, in spite of difficult economic and business conditions.

The total calls of GBP122.7 million paid during the six-month period were well ahead of the GBP77.5 million of calls paid in the preceding 12 months to June 2002 and were dominated by two new investments; Travelodge and Little Chef (GBP56.5 million) and Ferretti (GBP31.8 million). With public markets remaining closed as a funding alternative for companies, private equity is becoming a larger part of merger and acquisition activity and we expect the level of completed transactions to remain relatively strong.

SVIIT received a total of GBP104.5 million of distributions in the six months since June, the majority of which came from the successful sale of Homebase to GUS plc in November. In the short to medium term, uncertain business, political and economic environments will continue to overshadow investment markets. Whilst sales of good quality companies in this market environment are achievable, this uncertain outlook will continue to delay a number of exits. However, we expect recapitalisations and other sales transactions to continue to occur in the portfolio, providing an on-going source of distributions.

Half of the portfolio (51%) is valued on an earnings basis with a bias towards EBIT valuations due to its concentration on buy-outs. The percentage of the portfolio held on a cost basis has increased to 28% (June 2002: 17%). The proportion of the portfolio valued on a write-down basis has increased to 12% (June 2002: 9%).

The portfolio continues to have a clear weighting towards Multinational and Continental European companies (58% in total). The portfolio's weighting to the UK has increased to 19% due to the investment in Travelodge and Little Chef.

The Twenty Largest Underlying Companies represent 72% of the portfolio. The total number of portfolio companies held by the 22 buy-out and development capital funds in which SVIIT invests decreased to 141 from 151, a result of realisations.

FUND TRANSACTIONS

A total of GBP122.7 million in calls were paid during the six months, funding eight new and 18 follow-on investments. Of the eight new investments, two feature in the Twenty Largest Underlying Companies; Travelodge and Little Chef (GBP56.5 million) and Ferretti (GBP31.8 million).

The investment in Travelodge and Little Chef, through funds advised by Permira, is the largest investment to date for SVIIT and is its largest portfolio company representing 12.2% of net assets. Travelodge is the second largest operator in the UK budget hotel sector, providing around 13,000 rooms in 227 hotels located around Britain. Little Chef is the largest roadside restaurant chain in Britain with approximately 400 outlets. Permira intends to develop both businesses over the next few years, with a focus on operational improvements and expansion.

Ferretti was originally acquired by a fund advised by Permira (Permira Italy II) in 1998 and floated on the Milan Stock Exchange in June 2000. At flotation Permira sold the majority of its interest in Ferretti and has since sold its remaining holding. Since 1998 the Ferretti Group has grown organically and through acquisitions, and is currently Europe's largest builder of luxury motor yachts. Following a successful tender offer, the company has now been taken private by Permira Europe II. Ferretti is SVIIT's fourth largest underlying company, representing 7.1% of net assets.

+ The full GBP8.8 million in Silverlink was called from and paid by SVIIT before 31 December 2002.

Portfolio Review continued

Another new investment, Silverlink, does not feature in the Twenty Largest Underlying Companies as only the initial tranche of the investment (GBP4.4 million) had been made at 31 December 2002. Since December a further investment has been made taking SVIIT's total investment in this company to approximately GBP8.8 million+. Silverlink is the holding company for the Amanresorts, a group of high-end luxury resorts and spas. Amanresorts opened its flagship resort, Amanpuri in Phuket, Thailand in 1988 and has since added 12 hotels in Indonesia, the Philippines, France, North Africa, Mexico, the United States and French Polynesia. It now owns and/or manages 13 resorts with a number of them being regularly voted amongst the top ten hotels worldwide.

Since 31 December 2002, funds advised by Permira have taken a majority holding in Premiere, the leading pay-TV operator in Germany and Austria, with over 2.6 million subscribers. Premiere offers exclusive premium Pay-TV content including sport, movies and special interest packages on 23 channels as well as Pay-per-View. SVIIT's commitment to this investment is approximately GBP22 million.

SVIIT received a total of GBP104.5 million of distributions in the period, the most substantial being from the sale of Homebase to GUS plc in November 2002. Funds advised by Permira backed the buy-out of Homebase in March 2001. In April 2002, the company underwent a recapitalisation, returning the majority of the cost of the investment to investors and at June 2002 was valued at GBP36.8 million. SVIIT received GBP95.2 million from this realisation and, including the recapitalisation, has received approximately GBP109.2 million in total from this investment against a total cost of GBP20.0 million.

                                        30 June 2002
Company                    Proceeds        Valuation         Cost
                            GBP'000          GBP'000      GBP'000

Homebase                     95,208           36,773       *6,015


* The remaining attributable cost of the investment following the return of capital in April 2002.

There were several changes to valuations in the period. The three most significant write-ups were Cognis, Med Eng and Takko. Cognis, has been revalued from cost to an EBITDA basis and is now valued at GBP38.1 million (cost: GBP33.7 million). The company is performing well and is ahead of its projected debt position.


                  31 December 2002   30 June 2002    Change in
                         Valuation      Valuation       Period
Company                     GBP'000       GBP'000      GBP'000

Cognis                       38,114        34,611        3,503
Med Eng                       5,549         2,163        3,386
Takko**                      20,029        17,027        3,002


** The valuation at 30 June 2002 has been adjusted to include a follow-on investment in the company after 30 June 2002.

Based in Ontario, Canada, Med Eng designs and manufactures protection systems worn by individuals working with explosive devices (including anti-personnel land mines and chemical/biological devices) and by crowd-control security forces. The Schroder Canadian Buy-Out Fund II backed the buy-out of a controlling interest in the company in April 2000 and since then the company's earnings have grown rapidly. As a result, the company has been written up on an EBITDA basis to GBP5.5 million, against a cost of GBP1.8 million.

Takko has been written-up having been written-down in June 2001. The company's earnings have since improved strongly and it is now performing in-line with its original budget and has been revalued on an EBIT basis to GBP20.0 million. There have been some reductions in valuations in the period. The two most significant are Leica Microsystems and Kiekert. The valuation of Leica Microsystems has been reduced by 30%, mainly a result of declining comparable EBIT multiples and a projected fall in forecast 2003 earnings in its semiconductor business. The valuation of Kiekert has been reduced by 35%, a result of a fall in comparable EBIT multiples and a projected fall in 2003/2004 earnings.


                   31 December 2002   30 June 2002    Change in
Company                   Valuation      Valuation       Period
                            GBP'000        GBP'000      GBP'000
Leica Microsystems           12,635         18,718      (6,083)
Kiekert                       9,924         15,177      (5,253)

VALUATION BASIS (BY VALUE)

Over a quarter of the portfolio is now valued on a cost basis (28%), reflecting the level of new investments and the maturing of investments such as Cognis, which is now valued on an earnings basis.

The percentage of the portfolio valued on an earnings basis has decreased to 51%, a result of the sale of Homebase and the revaluation of companies such as Kiekert.

Weaker public markets and share-prices have meant that the portfolio's weighting to quoted companies has decreased to 5%. The percentage of the portfolio valued on a write-down basis has increased to 12%.

Portfolio Review continued


                    1 December 2002                                               31 December 2001
                      % (by Value)                                                  % (by Value)

       Cost                                    28                     Cost                                   17
       P/E                                      2                     P/E                                     3
       EBIT                                    49                     EBIT                                   57
       3rd Party                                4                     3rd Party                               5
       Quoted                                   5                     Quoted                                  9
       W/Down                                  12                     W/Down                                  9

                Under British Venture Capital Association (BVCA) valuation guidelines, investments are normally carried at cost, less a provision if appropriate, for at least the first 12 months after acquisition.


The weighted average EBIT multiple used in valuing the applicable portfolio companies has increased to 11.3 (June 2002: 9.4). After a range of discounts, investments valued on an EBIT basis are effectively valued at 8.1 times earnings (June 2002: 6.8). This average number is chiefly influenced by the higher than average EBIT multiples used for the valuation of the semiconductor companies, which represent 21% of the portfolio, and the sale of Homebase, which was valued on a discounted EBIT multiple of 4.0 in June 2002. The average discounted EBIT multiple for non-semiconductor companies has increased slightly to 5.1 (June 2002: 4.9). The average discount applied to companies valued on an EBIT basis has remained unchanged over the six-month period.

The weighted average P/E multiple used in valuing the applicable portfolio companies has decreased to 10.7 (June 2002: 13.5). After a range of discounts, investments valued on a P/E basis are effectively valued at 7.7 times earnings (June 2002: 9.9).

The average discount applied to quoted investments remained static at 16% (June 2002: 16%).

GEOGRAPHICAL AND SECTOR DISTRIBUTION (BY VALUE)

The portfolio continues to be dominated by Multinational and Continental European companies, now representing almost two-thirds of the portfolio. The portfolio's exposure to the UK has increased to 19%, a result of the investment in Travelodge and Little Chef.


                                   Geographical Analysis

                        31 December 2002      31 December 2001
                            % (by Value)          % (by Value)

Multinational                         37                   37
Continental Europe                    21                   21
North America                         14                   16
UK                                    19                   16
Far East/Asia Pacific                  9                   10



With SVIIT's investments in Ferretti and Travelodge and Little Chef the portfolio's weighting to Consumer has increased to 31%, whilst its exposure to Computer/other electronics has declined further, driven by investment in other sectors and the recapitalisation of Memec, which returned 8% of cost to investors. Of the 21% of the portfolio invested in this sector, 18.8% relates to companies that produce or distribute hardware materials (e.g. semiconductors); 2.0% to IT business to business consultancy and 0.2% to companies providing IT services directly to consumers.

Portfolio Review continued

                                                   Sector Analysis

                                                                 31 December 2002   31 December 2001
                                                                     % (by Value)       % (by Value)

                            Consumer                                           31                 20
                            Computer & Other Electronics                       21                 26
                            Medical/Health                                     21                 24
                            Industrial Products & Services                     10                 10
                            Chemicals                                           9                  9
                            Other Manufacturing                                 5                  6
                            Other Services                                      2                  3
                            Construction                                        1                  0
                            Transportation                                      0                  2



PORTFOLIO PERFORMANCE

Distributions from realisations of GBP104.5 million were at an average premium of 120.1% to the 30 June 2002 valuations.

Calls payable during the period amounted to GBP122.7 million to fund eight new and 18 follow-on investments.

SVIIT's return on its holdings of Schroder Ventures and Permira funds is summarised below:

                                   6 months to  12 months to
                                   31 December       30 June
                                          2002          2002
                                          GBPm          GBPm

Opening Valuation                        422.8         387.0
Calls Payable                            122.7          77.5
Distributions Receivable               (104.5)        (49.0)

                                  --------------------------
                                         441.0         415.5
Increase in Value of Portfolio            43.0           7.3

                                  --------------------------
Closing Portfolio                        484.0        422.8

                                  --------------------------



CASH & MARKETABLE  SECURITIES

At 31 December 2002, SVIIT's gross cash balance of GBP18.8 million (June 2002:
GBP40.3  million) was held principally in two money market funds.


DEAL TYPE

SVIIT's portfolio is biased toward Management Buy-Outs/Ins (82%), with limited exposure to early stage investing, entirely in life sciences.


                         31 December 2002     30 June 2002
                             % (by Value)     % (by Value)

Early stage/Start-up                    4                4
Development                            14               17
Buy-outs/ins                           82               79



Portfolio Review continued


             Investments in Companies (GBPm)                           Investments in Companies (GBPm)
                    31 December 2002                                       31 December 2001

                                     PE/EBIT/3rd                                                E/EBIT/3r
                      Quoted    Cost       Party    W/Down                      Quoted     CostP    Partyd W/Down

      1992 & prior       0.2       0           0       8.4    1992 & prior         0.4        0       0.8       8
      1993                 0       0         0.2       1.2    1993                   0        0       0.2     2.1
      1994                 0       0         0.9         0    1994                   0        0       0.8       0
      1995                 0       0         0.6       1.8    1995                 0.1        0       1.9     2.2
      1996               1.6       0         5.7       0.1    1996                 2.5      0.4       5.7     0.1
      1997               0.9     2.1          23       0.7    1997                 0.2        0      25.8     4.5
      1998               1.9       0        25.7       1.2    1998                 0.9      0.5      40.2     1.4
      1999               1.4     0.8        19.1      10.4    1999                   1      1.2        16    15.3
      2000              48.4    11.7       129.4       1.9    2000                35.3     24.7     130.6     4.3
      2001               0.6    10.4        58.7       0.3    2001                   0     45.2        58     0.8
      2002                 0   108.9           0         0    2002                   0      2.9         0       0



PORTFOLIO MATURITY

The average age of the portfolio remains low, with 77% of investments being held for three years and under (June 2002: 74%).

FUND COMMITMENTS

At 31 December 2002, SVIIT had GBP293.4 million in uncalled commitments to nine funds (June 2002: GBP403.2 million to nine funds).

SVIIT expects to make a substantial commitment to Permira Europe III, which was launched this month. This fund is expected to build on the success of its two predecessor funds, both of which have provided investors with superior returns to date. The fund will focus on European buy-outs and buy-ins across a range of industries and sectors.

In addition, SVIIT intends to make a commitment to The Japan Fund IV (JFIV), which has been launched by MKS


Uncalled Fund Commitments at 31 December 2002

Fund                                                           Amount Called  Amount Uncalled   SVIIT Uncalled
                                                            (Local Currency)  (Local Currency)      Commitment*
                                                                                                    GBP million


Permira Europe I                                                   EUR189.6m          EUR6.9m               4.5
Permira Europe II                                                  EUR462.7m        EUR287.3m             187.2
The Japan Venture Fund III                                       YEN2,928.1m        YEN521.9m               2.7
Schroder Ventures Asia Pacific Fund                                 US$73.7m         US$34.9m              21.7
Schroder Ventures US Fund                                           US$42.1m         US$31.1m              19.3
Schroder Canadian Buy-Out Fund II                                    C$17.0m           C$0.9m               0.4
Schroder Canadian Buy-Out Fund III                                   C$14.0m          C$36.5m              14.3
Schroder Ventures International Life Sciences Fund II               US$77.6m          US$4.1m               2.5
International Life Sciences Fund III                                 US$9.4m         US$65.6m              40.8

Total                                                                                                     293.4

*  Based on exchange rates at 31 December 2002.


Portfolio Review continued


Consulting (formerly Schroder Ventures Japan). JFIV will predominantly invest in buy-out transactions in Japan across a range of industries and sectors.


CONCLUSION

The increase in net assets of 9.5% over the period compares to respective falls in the FTSE All-Share and FTSE World Indices of (16.3)% and (17.1)%. Over the last five years, SVIIT has reported compound growth in net assets per share of 17.5% p.a., which compares to negative compound returns of (4.7)% and (2.5)% p.a. from the FTSE All-Share and FTSE World Indices respectively over the same period.

Overall SVIIT's portfolio of companies continues to perform well, generate cash and repay debt, in spite of difficult economic and business conditions.

Twenty Largest Underlying Companies

In the following pages, we show the Group's twenty largest investments by value at 31 December 2002 (Geographic Locations by head office)

1.  TRAVELODGE &
    LITTLE CHEF
    (UK)                             Travelodge &
                                  Little Chef Picture
Company (GBP000's)
Cost                     56,468
Value                    56,461
Date of                Dec 2002
Acquisition

Travelodge is the second largest operator in the UK budget hotel sectors, providing around 13,000 rooms in 227 hotels located around Britain. Little Chef is the largest roadside restaurant chain in Britain with approximately 400 outlets. The valuation basis is cost in fund currency; the holding represents 12.19% of SVIIT's net assets.

2.  MEMEC
    (UK)
                                     MEMEC Picture
Company (GBP000's)
Cost                     51,837
Value                    54,278
Date of                Oct 2000
Acquisition

Memec is a global specialist semiconductor distributor with operations in all of the world's key technology markets: Europe, the Americas, Japan and the Asia Pacific regions. The valuation basis is EBIT; the holding represents 11.72% of SVIIT's net assets.

3.  COGNIS                           Cognis Picture
    (GERMANY)

Company (GBP000's)
Cost                     33,652
Value                    38,114
Date of                Nov 2001
Acquisition

Cognis is a leading world-wide supplier of speciality chemicals which was carved out from Henkel in 1999. The three divisions of the Cognis Group - Oleochemicals, Care Chemicals and Organic Specialities - supply international manufacturers of detergents, cleaners and cosmetics, as well as other industrial customers. The valuation basis is EBITDA; the holding represents 8.23% of SVIIT's net assets.

4.  FERRETTI
    (ITALY)
                                   Ferretti Picture
Company (GBP000's)
Cost                     31,780
Value                    32,850
Date of                Nov 2002
Acquisition

Ferretti was originally acquired by funds advised by Permira in 1998 and floated on the Milan Stock Exchange in June 2000. At flotation Permira sold the majority of its interest in Ferretti and later sold its remaining holding. Since 1998 the Ferretti Group has grown organically and through acquisitions and is currently Europe's largest builder of luxury motor yachts. The valuation basis is cost in fund currency; the holding represents 7.09% of SVIIT's net assets.

Twenty Largest Underlying Companies continued

5.  HOGG ROBINSON
    (UK)
                                     Hogg Robinson
                                        Picture
Company (GBP000's)
Cost                     24,154
Value                    24,897
Date of               June 2000
Acquisition

Hogg Robinson is a services company comprising two principal activities: international business travel and outsourced employee benefit services. The company's travel operations include corporate travel management. The employee benefit services comprise benefit consulting, administration and payment processing. The valuation basis is EBIT; the holding represents 5.38% of SVIIT's net assets.

6.  TAKKO
    (GERMANY)
                                         Takko
                                        Picture
Company (GBP000's)
Cost                     18,494
Value                    20,029
Date of              March 2000
Acquisition

Takko is a retailer of fashionable "value for money" clothing targeting the young family and women aged between 25 and 40. It runs over 520 stores in Germany and Austria. The valuation basis is EBIT; the holding represents 4.32% of SVIIT's net assets.
                                     Sirona Dental
7.  SIRONA DENTAL                    Systems Group
    SYSTEMS GROUP                       Picture
    (GERMANY)
Company (GBP000's)
Cost                     16,066
Value                    18,068
Date of                Nov 1997
Acquisition

Sirona is a manufacturer of professional dental equipment with its own distribution network. The company is a total system provider of dental equipment and is recognised globally for providing high quality, technologically superior products covering nearly the entire product range for the dental practice. The valuation basis is EBIT; the holding represents 3.90% of SVIIT's net assets.

8.  AUSTRIAMICRIOSYSTEMS
    (AUSTRIA)
                                  Austriamicrosystems
                                        Picture
Company (GBP000's)
Cost                      36,192
Value                     16,064
Date of Acquisition    June 2000

Austriamicrosystems designs, manufactures and sells semiconductor speciality products, focusing on analogue and mixed signal ASICS (Application - Specific Integrated Circuits). The company serves the wireless communications, industrial and automotive end-customer markets. The valuation basis is written down on an EBIT basis; the holding represents 3.47% of SVIIT's net assets.

Twenty Largest Underlying Companies continued

9.  LEICA MICROSYSTEMS
    (GERMANY)
                                   Leica Microsystems
                                        Picture
Company (GBP000's)
Cost                      11,849
Value                     12,635
Date of Acquisition   March 1998

Leica manufactures and supplies microscopes and related equipment for the healthcare, research and semiconductor industries. The company has leading positions in most of its markets and a strong track record in product innovation. The valuation basis is EBIT; the holding represents 2.73% of SVIIT's net assets.

10. GRAMMER
    (GERMANY)
                                        Grammer
                                        Picture
Company (GBP000's)
Cost                       9,288
Value                     10,094
Date of Acquisition    June 2001

Grammer supplies seating equipment to the automotive/commercial vehicle industry. The company serves three different segments of the automotive/ commercial vehicle industry: automotive equipment (mainly seating utilities), commercial vehicle driver seats and commercial vehicle passenger seats. The valuation basis is EBITDA; the holding represents 2.18% of net assets.

11. KEIKERT
    (GERMANY)
                                        Keikert
                                        Picture
Company (GBP000's)
Cost                      14,545
Value                      9,924
Date of Acquisition    Sept 2000

Kiekert produces complete systems for all devices that open, close, lock and unlock cars and has operated in this market since 1920. Products include highly integrated system locks as well as complex door modules. The valuation basis is written down on an EBIT basis; the holding represents 2.14% of SVIIT's net assets.

12. EEMS
    (ITALY)
                                          EEMS
                                        Picture
Company (GBP000's)
Cost                       1,759
Value                      9,568
Date of Acquisition     May 1999

EEMS performs assembly and test services for DRAM and Flash memory chip manufacturers. It also assembles memory modules, which are used in PCs, telecoms and the automotive industry. The valuation basis is EBIT; the holding represents 2.07% of SVIIT's net assets.

Twenty Largest Underlying Companies continued

13. AP PLASMAN
    (CANADA)
                                       Ap Plasman
                                        Picture
Company (GBP000's)
Cost                      11,048
Value                      8,331
Date of Acquisition    Sept 2000

AP Plasman is an integrated group of five companies providing moulds and plastic components in addition to the painting and finishing of parts, primarily for the automotive industry. The valuation basis is written down on an EBIT basis; the holding represents 1.80% of SVIIT's net assets.

14. PARKWAY HOLDINGS
    (SINGAPORE)
                                    Parkway Holdings
                                        Picture
Company (GBP000's)
Cost                      19,700
Value                      7,777
Date of Acquisition     Dec 1999

Parkway is a private healthcare provider in Singapore with an established network of hospitals and clinics in Malaysia, Indonesia and India. The company has the region's best known brand name and a reputation for technological leadership. The valuation basis is quoted; the holding represents 1.68% of SVIIT's net assets.

15. BETTS GROUP HOLDINGS
    (UK)
                                      Betts Group
                                        Holdings
                                        Picture
Company (GBP000's)
Cost                       6,345
Value                      7,369
Date of Acquisition     Nov 1998

Betts is a specialist packaging and injection-moulding business focused on the pharmaceutical and oral care markets. Betts makes toothpaste and pharmaceutical tubes, asthma inhalers and other specialised packaging in plants located in the UK, US, Poland and Asia. The valuation basis is EBIT; the holding represents 1.59% of SVIIT's net assets.

16. MESA COMMUNICATIONS
    (USA)
                                          Mesa
                                     Communications
                                        Picture
Company (GBP000's)
Cost                       8,766
Value                      7,249
Date of Acquisition   March 2000

Mesa is an independent owner and manager of wireless communication towers, growing aggressively through acquisition and development in the US. The valuation basis is write-down; the holding represents 1.57% of SVIIT's net assets.

Twenty Largest Underlying Companies continued

17. TFL
    (GERMANY)
                                          TFL
                                        Picture
Company (GBP000's)
Cost                       4,724
Value                      7,146
Date of Acquisition   March 2001

TFL is a supplier of speciality chemicals to the leather processing industry. TFL has positioned itself as a supplier of the full product range for all stages of the leather production process, providing a single source for its customers (predominantly tanneries). The valuation basis is EBIT; the holding represents 1.54% of SVIIT's net assets.

18. EURO DENTAL
    (GERMANY)
                                      Euro Dental
                                        Picture
Company (GBP000's)
Cost                       3,684
Value                      7,050
Date of Acquisition     Jan 2000

Euro Dental is a leading mail order house for dental consumables in Germany. The company has two subsidiaries, Krugg, the market leading distributor of dental consumables in Italy and a small start-up company called Dentranet, which is aimed at exploiting e-commerce opportunities in the German dental consumables market. The valuation basis is EBIT; the holding represents 1.52% of SVIIT's net assets.

19. WASHTEC
    (GERMANY)
                                        Washtec
                                        Picture
Company (GBP000's)
Cost                       5,939
Value                      6,430
Date of Acquisition     Feb 1998

Washtec was formed from the merger of California Kleindienst and Wesumat, and manufactures car wash equipment. Permira funds had previously invested in California Kleindienst. The valuation basis is quoted; the holding represents 1.39% of SVIIT's net assets.

20. MED ENG
    (CANADA)
                                        MED ENG
                                        Picture
Company (GBP000's)
Cost                       1,789
Value                      5,549
Date of Acquisition     Jan 2000

Med Eng designs and manufactures protection systems worn by individuals working with explosive devices (including anti-personnel land mines and chemical/biological devices) and by crowd-control security forces. The valuation basis is EBITDA; the holding represents 1.20% of net assets.

List of Investments at 31 December 2002



                                                                                SVIIT's Holding          Value of    SVIIT's Net
                                                             Year      Original     in the Fund   SVIIT's Holding         Assets
                                                          Formed  Life (years)               %           GBP'000              %
ASIA
Asia Pacific Trust
Formed to invest in equity and near-equity investments
in the high growth economies of the Asia Pacific
region.This trust has been in liquidation since 1998.        1990            8*             6.4               920            0.2

Asia Pacific Fund II
Established to make equity and near-equity investments
in buy-outs, buy-ins, development capital businesses
and turnarounds, principally in the Asia Pacific region
with an emphasis on Australia, China, Hong Kong, India,
Indonesia, Malaysia, Singapore and Thailand.                 1994            10            14.0             9,661            2.1

Schroder Ventures Asia Pacific Fund
Established to make equity or near equity investments
in companies that have significant exposure to the Asia
Pacific region. The fund focuses principally on
management buy-outs and buy-ins, financial acquisitions
and larger development capital opportunities.                1999            10            29.9            26,208            5.7
Co-investments with Asia Pacific Fund ll and Schroder
Ventures Asia Pacific Fund                                                                                  1,011            0.2

The Japan Venture Fund II
Formed to invest in Japanese businesses with potential
for capital growth.                                          1990           10*            13.7             2,056            0.4

The Japan Venture Fund III
Established to invest directly or indirectly in equity
and near equity investments in a diversified portfolio
of early stage, or development capital investments and
leveraged and management buy-outs and buy-ins
principally in Japan.                                        1997            10            20.3            13,862            3.0

TOTAL ASIA                                                                                                 53,718           11.6



List of Investments continued

                                                                                SVIIT's Holding          Value of    SVIIT's Net
                                                             Year      Original     in the Fund   SVIIT's Holding         Assets
                                                           Formed  Life (years)               %           GBP'000              %
CONTINENTAL EUROPE
Permira Europe I
The first $1 billion fund raised for private equity
investment in Europe focusing on large and medium-sized
leveraged buy-out opportunities.                             1997           10             22.0           67,925           14.7

Permira Europe II
Formed as the successor to Permira Europe I, the fund
focuses on European buy-outs and buy-ins, in addition
to growth capital investments.                               2000           10             22.7          247,328           53.4

Permira France I
The fund's policy was to invest in leveraged buy-outs
and development capital businesses primarily in France.
The fund was put into liquidation in December 1999.          1989          10*             39.8              375            0.1

Permira France Venture I
Formed with a policy of investing in development
capital opportunities, principally in France.                1992          10*             19.0              113            0.0

Permira German Buy-Outs
Established to invest in buy-outs of companies in
Germany and some of its neighbouring countries.              1986          10*             29.7            6,114            1.3

Permira German Buy-Outs 1992
Established to invest in a diverse portfolio of
buy-outs, buy-ins, development capital businesses and
turnarounds, principally in Germany, Austria and
Switzerland.                                                 1991          10*             19.4            2,382          0.5

Permira Italy II
Established to make equity and near-equity investments
in buy-outs and buy-ins, including development capital
businesses, principally in Italy.                            1993           10             21.0            1,642          0.4

The Spanish Venture Fund
Established with a policy of investing in leveraged
buy-outs and development capital businesses in Spain.        1990          10*             23.2              930          0.2

TOTAL CONTINENTAL EUROPE                                                                                 326,809         70.6




List of Investments continued

                                                                                SVIIT's Holding          Value of    SVIIT's Net
                                                             Year      Original     in the Fund   SVIIT's Holding         Assets
                                                          Formed  Life (years)               %           GBP'000              %
UNITED KINGDOM

Permira UKIII
Established as Permira's third buy-out fund in the
United Kingdom to invest in equity and near-equity
investments in buy-outs, buy-ins, development capital
businesses and turnarounds.                                  1993           10             18.8            10,706           2.4

Permira UK Venture III
Established to invest in a diversified portfolio of
venture or development capital businesses and buy-outs
principally in the United Kingdom.                           1990          10*              8.7               588           0.1

Permira UK Venture IV
Established to follow the policies of the fully
invested Permira UK Venture III                              1995           10              4.2             2,050           0.4

TOTAL UNITED KINGDOM                                                                                       13,344           2.9



List of Investments continued

                                                                                SVIIT's Holding          Value of    SVIIT's Net
                                                             Year      Original     in the Fund   SVIIT's Holding         Assets
                                                            Formed  Life (years)               %           GBP'000              %
NORTH AMERICA
Schroder Canadian Buy-Out Fund II
Established to invest in buy-outs and development
capital opportunities, principally in Canada.                1994            10            22.6             9,334            2.0

Schroder Canadian Buy-Out Fund III
Established to invest principally in buy-outs, buy-ins,
leveraged build-ups and development capital
opportunities in Canada.                                     2000            10            26.6             3,193            0.7

Co-investments with Schroder Canadian Buy-Out Funds II
and III                                                                                                    13,997            3.0

Schroder Ventures International Life Sciences Fund
Established to invest in life sciences companies
principally in the United States, the United Kingdom
and Continental Europe.                                      1993            10             6.8             1,688            0.4

Schroder Ventures International Life Sciences Fund II
Established as a successor to Schroder Ventures
International Life Sciences Fund, to invest in a
diversified portfolio of life sciences companies
principally in the United States and Europe. The
majority of these investments will be in early stage
opportunities.                                               1999            10            29.2            38,094            8.1

International Life Sciences Fund III
The successor to Schroder Ventures International Life
Sciences Fund II, established to invest in a
diversified portfolio of life sciences companies
principally in the United States and Europe. The
majority of these investments will be in early stage
opportunities                                                2002            10            29.9             5,022            1.1

Schroder Ventures US Fund
Established to invest in larger development capital and
mid-size buy-outs in the US, with a particular focus on
media, telecommunications and technology sectors.            1999            10            30.0            18,760            4.1

TOTAL NORTH AMERICA                                                                                        90,088           19.4


Total fund portfolio                                                                                      483,959          104.5
Money market instruments                                                                                   13,911            3.0

Total investment portfolio                                                                                497,870          107.5
Other assets less total liabilities                                                                       (34,678)          (7.5)

Total net assets                                                                                          463,192          100.0

*The lives of these funds have been extended.

Note: Permira Italy I terminated during the period and is therefore excluded from the list of investments.


Report of the Directors for the six months ended 31 December 2002

The Directors submit their report and the audited accounts of the Company for the six months ended 31 December 2002.

COMPANY'S BUSINESS

The Company carries on business as an investment trust and is an investment company within the meaning of section 266 of the Companies Act 1985. In order to obtain exemption from capital gains tax the Company has conducted itself with a view to being an approved investment trust for the purposes of Section 842 of the United Kingdom Income and Corporation Taxes Act 1988 (as amended). The last accounting period for which the Company has been treated as approved by the Inland Revenue as meeting the qualifying criteria for investment trust status is the year ended 30 June 2001 and the Company has subsequently conducted its affairs so as to enable it to continue to qualify for such approval. The Company is not a close company for taxation purposes.

A review of the Company's business and its likely future development is given in the Chairman and CEO's Statement on page 4 and the Portfolio Review on page 6.

REVENUE AND EARNINGS

The consolidated net revenue deficit for the six months after expenses, interest, taxation and minority interests was GBP2,185,000 (year ended 30 June 2002: deficit of GBP1,555,000), equivalent to a deficit per ordinary share of 2.14p (30 June 2002: deficit of 1.52p).

DIVIDEND

The Company is prohibited by its Articles of Association from distributing as dividends any capital surpluses which arise from the realisation of investments. Accordingly, any dividends paid by the Company will be funded out of its revenue account.

The Company's investment objective is one of capital growth and it is anticipated that returns for shareholders will derive primarily from capital. The Directors do not recommend the payment of a final dividend as the Company has reported a deficit for the financial period on its revenue account.

POLICY FOR PAYMENT OF CREDITORS

It is the policy of the Company to settle all investment transactions in accordance with the terms and conditions of the relevant markets in which it operates. All other expenses are paid on a timely basis in the ordinary course of business. The Company had no trade creditors at 31 December 2002.

PURCHASE OF SHARES FOR CANCELLATION

During the six months ended 31 December 2002 the Directors did not use the authority given to them to purchase ordinary shares for cancellation.

The total number of shares in issue on 21 March 2003 was 102,391,012 shares. The Directors wish to renew the authority to purchase shares for cancellation. A resolution authorising the Directors to purchase up to 14.99% of the share capital in issue on 21 March 2003 will be proposed at the forthcoming Annual General Meeting for which notice is given on pages 60 and 61.

This authority will lapse at the conclusion of the Company's Annual General Meeting in 2004, unless renewed earlier.

ISSUE OF NEW SHARES

At the Annual General Meeting of the Company on 26 November 2002, the Directors were given powers (in substitution for the powers taken at the Annual General Meeting of the Company in November 2001) to allot relevant securities and to allot equity securities as if the pre-emption provisions in section 89(1) of the Companies Act 1985 did not apply. The Directors wish to renew these powers at the forthcoming Annual General Meeting. Therefore, Resolutions 8 and 10 (set out in the notice of the Annual General Meeting on pages 60 and 61) will be proposed at the Annual General Meeting.

If passed, Resolution 8 will give the Directors the power to allot relevant securities up to an aggregate nominal amount of (a) GBP1,023,910 (equivalent to 1% of the Company's issued ordinary share capital as at 21 March 2003) in connection with the Company's Executive Share Option Plan; and (b) GBP34,130,337 (equivalent to one-third of the Company's issued ordinary share capital as at 21 March 2003).

If passed, Resolution 10 will give the Directors the power to allot equity securities as if the pre-emption provisions in section 89(1) of the Companies Act 1985 did not apply (a) up to an aggregate nominal amount of GBP1,023,910 (equivalent to 1% of the Company's issued ordinary share capital as at 21 March
2003) in connection with the Company's Executive Share Option Plan; (b) pursuant to rights issues and other pre-emptive issues; and (c) up to an aggregate nominal amount of GBP10,239,101 (equivalent to 10% of the Company's issued ordinary share capital as at 21 March 2003).

The Directors are seeking the authority referred to in paragraph (c) of Resolution 10 in order to provide flexibility in raising monies to take advantage of opportunities arising through the launch of new Schroder Ventures or Permira funds, and for general corporate purposes. It is the intention of the Board that any equity securities allotted under this authority will be allotted at an effective premium to the estimated net asset value per ordinary share at the date of pricing of the issue of the relevant equity securities.

The Directors  intend to exercise the authority  referred to in paragraph (b) of
Resolution  8  to  issue  relevant   securities  whenever  they  believe  it  is
advantageous to shareholders to do so.

The Directors intend to exercise the authority referred to in paragraph (a) of Resolution 8 and paragraph (a) of Resolution 10 to grant options under part D of the Company's Executive Share Option Plan to individuals seconded to the Company or its subsidiaries (which, for this purpose, includes joint ventures). Options granted pursuant to this authority will nevertheless count towards limits on the number of new ordinary shares which may be issued pursuant to the exercise of options.

The authorities proposed to be taken under Resolutions 8 and 10 will lapse at the conclusion of the Company's Annual General Meeting in 2004, unless renewed earlier.

Report of the Directors continued

DIRECTORS

The Directors of the Company and their beneficial and family interests in the Company's share capital during the six months to 31 December 2002 are given below:

                                  Ordinary Shares
                                   of GBP1.00 each
                            At 31 December    At 30 June
                                      2002          2002
Beneficial
J J McLachlan                       16,423        15,827
N E H Ferguson*                    230,000       175,000
C J Govett                          67,500        67,500
A J Habgood                         25,000        25,000
E W Koning                             Nil           Nil
D Raeburn                           60,000        60,000
A F Sykes                              Nil           Nil
A C Williams*                        9,235         9,235
Non-Beneficial
N E H Ferguson                      27,900        27,900
C J Govett                          20,000        20,000
A C Williams                         2,000         2,000


* Nicholas Ferguson and Andrew Williams have options over ordinary shares, details of which are given on page 29.

Mr Ferguson also holds GBP100,000 Convertible Bonds due 2011.

On 14 March 2003, Mr Habgood acquired a non-beneficial interest in 12,500 shares.

There had been no other change in the above holdings up until 21 March 2003. In accordance with the Company's Articles of Association, Mr Raeburn, Mr McLachlan and Mr Ferguson will retire at the forthcoming Annual General Meeting and, being eligible, offer themselves for re-election.

The Directors do not have service contracts with the Company. However, Nicholas Ferguson and Andrew Williams, who are employed by Schroder Investment Management Limited, are seconded to Schroder Ventures (London) Limited ("SVLL"). As part of the secondment arrangements, SVLL will reimburse Schroder Investment Management Limited for the salary, bonus and other benefits paid by Schroder Investment Management Limited to Nicholas Ferguson and Andrew Williams. Nicholas Ferguson and members of his family and Andrew Williams have an interest in the Carried Interest in respect of certain Funds. Nicholas Ferguson and Andrew Williams have foregone a portion of their entitlement to Carried Interest on existing Funds and any entitlement they may have to Carried Interest on future Schroder Ventures or Permira funds in return for share options granted by the Company under the Executive Share Option Plan. Nicholas Ferguson and Andrew Williams also participate in the Schroder Ventures Co-Investment Scheme and Schroder Ventures Investments Limited. Andrew Sykes is an executive Director and Nicholas Ferguson is a non-executive Director of Schroders plc, whose subsidiaries include Schroder Investment Management Limited which receives fees from the Company in accordance with the terms of a secretarial agreement, and Schroder Investment Management (UK) Limited which receives fees for the provision of cash management services. Full details of fees paid to both companies can be found in
Note 30 on page 50. No other Director has any material interest in any other contract which is significant to the Company's business.

DIRECTORS' REMUNERATION REPORT

New legislation requires the Company to produce a yearly report on Directors' remuneration and the Company's remuneration policy, and to put an annual resolution to shareholders for the approval of that report. The Remuneration Report prepared in accordance with the Directors' Remuneration Report Regulations 2002 can be found on pages 27 to 29. Therefore, the notice of the Annual General Meeting on pages 60 and 61 contains an ordinary resolution (no.
2) to approve the Remuneration Report for the year. It should be noted that the result of this resolution is advisory only.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

During the period the Company had maintained cover for its Directors and Officers, under a directors' and officers' liability insurance policy as permitted by Section 310 of the Companies Act 1985 (as amended).

SUBSTANTIAL SHARE INTERESTS

At 25 March 2003 the Company had been notified of the following interests in excess of 3 per cent. of the issued capital.


                                     Number of    Percentage
                               ordinary shares      of class

Schroders plc and its
subsidiaries:
- non beneficial, managed for       16,622,251         16.23
  clients
- beneficial                         7,113,449          6.95
Aegon Investment Management BV      22,403,665         21.88
Lansdowne Partners                   5,758,162          5.62
Fidelity International Limited       4,551,451          4.45


                                         Nominal    Percentage
                                           Value       of bond
Convertible Bonds:
Metropolitan Life Insurance             GBP20.0m         50.63
Company
Scottish Widows Investment
Partnership Limited                      GBP6.8m         17.22
Chase Nominees Limited a/c 20477         GBP4.0m         10.13
Alliance Trust                           GBP4.0m         10.13
Schroder & Co. Bank AG, Zurich           GBP3.3m          8.35


AUDITORS

Ernst & Young LLP have expressed their willingness to remain in office and resolutions to re-appoint them and to authorise the Directors to fix their remuneration will be proposed at the Annual General Meeting.

Registered Office             Registered Number: 3066856

31 Gresham Street
London
EC2V 7QA

By order of the Board
Schroder Investment Management Limited
Secretary
25 March 2003

Statement of Directors' Responsibilities

The Directors are responsible for preparing accounts for each financial period which give a true and fair view of the state of affairs of the Company and of the Group at the end of the financial period and of the return for the period, and are in accordance with applicable laws and regulations.

The Directors are satisfied that the Group has adequate resources to continue in business and accordingly that the accounts should be drawn up on a going concern basis. Further, appropriate accounting policies, consistently applied and supported by reasonable and prudent judgements and estimates, have been used in the preparation of these accounts and applicable accounting standards have been followed. These policies and standards, for which the Directors accept responsibility, have been discussed with the Auditors.

The Directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the Group and to enable them to ensure that the accounts comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the Group and hence for taking reasonable steps for the prevention and detection of fraud, error, other irregularities and non-compliance with laws and regulations.

The accounts are published on the www.sviit.co.uk website, which is a website maintained by Schroder Ventures (London) Limited ("SVLL"), a wholly owned subsidiary of the Company. The maintenance and integrity of this website is the responsibility of SVLL.

The accounts are also published on the www.schroders.co.uk website, which is a website maintained by Schroders. The maintenance and integrity of the website maintained by Schroders or any other subsidiary of Schroders plc is, so far as it relates to the Company, the responsibility of Schroders.

The work carried out by the auditors does not involve consideration of the maintenance and integrity of these websites and accordingly, the auditors accept no responsibility for any changes that have occurred to the accounts shown on the websites from this published report and accounts. Visitors to the websites need to be aware that legislation in the United Kingdom governing the preparation and dissemination of the accounts may differ from legislation in their jurisdiction.

The Directors believe that they have complied with these responsibilities.

Corporate Governance

The Company is committed to high standards of corporate governance. The UK Listing Authority requires all listed Companies to disclose how they have applied the principles of, and complied with, the provisions of the Combined Code contained in the Listing Rules (the "Combined Code"). This Statement, together with the Statement of Directors' Responsibilities on page 23, indicates how the Company has applied the principles of good governance of the Combined Code and its requirements on Internal Control.


APPLICATION OF CODE PRINCIPLES THE BOARD

The Board currently consists of six non-executive Directors, five of whom are independent of the Company Secretary and of the Company and its subsidiaries, and two executive Directors (see page 2).

The Board meets at least four times a year. Matters specifically reserved for decision by the full Board have been defined and a procedure adopted for directors, in the furtherance of their duties, to take independent professional advice at the expense of the Company. The Directors have access to the advice and services of the Corporate Company Secretary through its appointed representative who is responsible to the Board for ensuring that Board procedures are followed and that applicable rules and regulations are complied with.

The Board has contractually delegated to Schroder Investment Management (UK) Limited, the management of the Company's cash balances, and the day to day accounting and company secretarial requirements to Schroder Investment Management Limited. Each of these contracts was entered into after full and proper consideration by the Board of the quality and cost of services offered including the financial control systems in operation in so far as they relate to the affairs of the Company, and each contract is monitored on an annual basis by the Remuneration Committee.

When a Director is appointed he or she receives an induction which is provided by the Company Secretary. Directors are provided, on a regular basis, with key information on the Company's policies, regulatory requirements and internal controls. Changes affecting directors' responsibilities are advised to the Board as they arise. The Board receives and considers reports regularly from its advisers and ad hoc reports and information are supplied to the Board as required. In addition, Directors attend ad hoc seminars covering the latest developments across the investment trust industry.


BOARD COMMITTEES

The Investment Committee, which consists of Nicholas Ferguson (Chairman), John Govett, Edgar Koning, John McLachlan, Denis Raeburn, Andrew Sykes and Andrew Williams, is responsible, together with the Board, for the day-to-day management of the Company's investment portfolio. In particular, the Committee is responsible for reviewing investment proposals for the Company, for giving investment recommendations to the Board and for implementing the Board's decision as regards any investment.

As part of the preparations for the Company's acquisition of Schroder Ventures (London) Limited and Schroder Ventures North America Inc. the Company established a Remuneration Committee during the year to 30 June 2001. The Remuneration Committee, which has defined terms of reference and duties, is, inter alia responsible for making recommendations to the Board in relation to the remuneration of the Executive Directors and the issuance of share option grants under the Executive Share Option Plan established in 2001. The Committee is comprised of John McLachlan (Chairman), John Govett and Anthony Habgood.

The  Remuneration   Committee  also  reviews  certain   contracts  with  service
providers.

The Company has established a Nominations Committee in accordance with the recommendations of the Combined Code, to make recommendations on the appointment of new Directors. The Committee is comprised of Anthony Habgood (Chairman), Nicholas Ferguson, Edgar Koning, John McLachlan and Denis Raeburn. A formal procedure for the appointment of new Directors is contained in the terms of reference of the Committee. The Committee meets as necessary to make recommendations to the Board on the filling of Board vacancies. In making its recommendations, the Committee is required to ensure that the composition of the Board is appropriately balanced in expertise and ability.

There is an Audit Committee with defined terms of reference and duties. The Committee is comprised of John McLachlan (Chairman), Anthony Habgood, Edgar Koning and Denis Raeburn. The function of the Audit Committee is to ensure that the Company maintains the highest standards of integrity and financial reporting. It also meets with representatives of the Company Secretary and receives reports on the quality and effectiveness of the accounting records and management information maintained on behalf of the Company.

Corporate Governance continued

All Directors are appointed for an initial term covering the period from the date of their appointment until the first Annual General Meeting thereafter, at which they are required to stand for election, in accordance with the existing Articles of Association. Thereafter Directors retire by rotation at least every three years.

RELATIONS WITH SHAREHOLDERS

The Board believes that the Annual General Meeting provides an effective forum for private investors to communicate with the Board, and encourages participation. The Annual General Meeting is attended by members of the Board of Directors and a presentation is made. There is an opportunity for individual shareholders to question the Chairmen of the Board, the Audit Committee, the Remuneration Committee and the Nominations Committee at the Annual General Meeting. The Company announced the level of votes cast by proxy on resolutions proposed at last year's Annual General Meeting, and intends to announce the votes cast by proxy in a similar manner at future General Meetings.

The Board believes that the Company's policy of reporting to shareholders as soon as possible after the Company's year end and holding the earliest possible Annual General Meeting is valuable. The Notice of Meeting on pages 60 to 61 sets out the business of the meeting.

EXERCISE OF VOTING POWERS

The Company has established a voting policy in respect of its investments which, in summary, is based on the governance recommendations of the Combined Code with the intention of voting in accordance with best practice whilst maintaining a primary focus on financial returns.

ACCOUNTABILITY AND AUDIT

The Directors' statement of responsibilities in respect of the accounts is on page 23 and a statement of going concern is set out below.

The Independent Auditors' Report can be found on page 30.

GOING CONCERN

The Directors believe that it is appropriate to continue to adopt the going concern basis in preparing the accounts as the assets of the Company consist mainly of securities that are readily realisable and, accordingly, the Company has adequate financial resources to continue in operational existence for the foreseeable future. For this reason, they continue to adopt the going concern basis in preparing the accounts.

INTERNAL CONTROL

The Combined Code requires the Board to review the effectiveness of internal controls. The Board has undertaken a full review of all the aspects covered by the Turnbull guidance under which the Board is responsible for the Company's system of internal control and for reviewing its effectiveness.

During the year ended 30 June 2001 the Board approved a detailed risk map that identified significant strategic, investment-related, operational and service provider risks and adopted an enhanced monitoring system to ensure that risk management and all aspects of internal control are considered on a regular basis.

The Board has contractually delegated responsibility for the provision of accounting and company secretarial services. The Board believes that the key risks identified and the implementation of an ongoing system to identify, evaluate and manage these risks are based upon and relevant to the Company's business as an investment trust. The ongoing risk assessment, which has been in place throughout the financial year and up to the date of this report, includes consideration of the scope and quality of the systems of internal control adopted by major service providers, and ensures regular communication of the results of monitoring by third parties to the Board, and of the incidence of significant control failings or weaknesses that have been identified at any time and the extent to which they have resulted in unforeseen outcomes or contingencies that may have a material impact on the Company's performance or condition. Although the Board believes that it has a robust framework of internal control in place this can provide only reasonable and not absolute assurance against material financial misstatement or loss and is designed to manage, not eliminate, risk.

Corporate Governance continued

The Board will continue to monitor its framework of internal control and will continue to take steps to embed the system of internal control and risk management into the operations of the Company.

Following the annual review in 2002, the Board agreed that an internal audit function, for the SVIIT Group, should be established with an external adviser. The initial programme of audit commenced in 2002.

STATEMENT OF COMPLIANCE

The Board has conducted an annual review of the effectiveness of the system of internal control covering all controls including financial, operational and compliance controls and risk management. This assessment took into account issues arising from the reports reviewed by the Board during the year together with any additional information necessary to enable the Board to take account of all significant aspects of internal control.

Except as explained below, the Company has complied throughout the year with the best practice provisions in Section 1 of the Combined Code:

The Board considers the Chairman to be the main point of contact to whom concerns from whatever source or of whatever nature may be conveyed. In the event that a shareholder does not wish to raise a concern with him, the Board is of the view that such a shareholder should be free to contact any of its other non-executive members and it has decided that it is not appropriate to nominate a single senior independent Director.

Remuneration Report for the six months ended 31 December 2002

This report deals with the remuneration paid to the Directors including the Company's executive Directors, Nicholas Ferguson, Chief Executive of the Company, and Andrew Williams for the six months ended 31 December 2002.

THE REMUNERATION COMMITTEE (THE "COMMITTEE")

The Committee's members during the period were John McLachlan (Chairman), John Govett and Anthony Habgood, all considered by the Board to be independent non-executive Directors.

The Committee is responsible for determining the remuneration policy for executives of the SVIIT Group (the "Group") and the operation of the Company's Executive Share Option Plan. Its terms of reference take into account the provisions of the Combined Code on corporate governance. The Committee has appointed New Bridge Street Consultants, independent remuneration consultants, to advise it. This firm also provides advice on the operation of the Company's share schemes.

POLICY ON THE REMUNERATION OF THE DIRECTORS

The Committee's aim is to ensure that remuneration packages should attract, retain and motivate senior executives but should avoid paying more than is necessary for this purpose. Basic salaries are set on this basis and the Committee has due regard to competitive market data on similar positions in other private equity organisations and financial institutions. The Committee is sensitive to wider issues including pay and employment conditions in the Group when setting pay levels. No executive Director of the Company is involved in deciding his own remuneration.

Performance-related elements of remuneration form a significant proportion of the total remuneration package of the executive Directors.

The basic salaries of the executive Directors are reviewed annually, having regard to individual performance and comparative data. In addition, they are eligible for a non-pensionable discretionary bonus which is conditional on Group performance and the achievement of predetermined personal objectives based on the successful implementation of the business plan and strategies agreed by the Board.

Benefits in Kind

Benefits in kind (which are not pensionable) relate to the provision of health insurance and life assurance cover.

External Appointments

The Company permits executive Directors of the Company to accept non-executive directorships and other similar appointments, it being recognised that such appointments increase their commercial knowledge and business experience to the general benefit of the Company. Fees earned from such directorships may be retained by the executive directors.

Service Contracts

Neither of the executive Directors has a service contract with the Company. They are employed by Schroder Investment Management Limited (SIM) and are seconded to the Group. Their contracts with SIM provide for 3 months' notice and do not include liquidated damages provisions. Mr. Ferguson's contract is dated 6 September 1971 and Mr William's contract is dated 7 November 1983. It is the Company's policy to have regard to the duty of a departing executive Director to mitigate his loss when determining the level of any termination payment.

The terms of the service contracts are currently under review and any changes will be made with regard to institutional shareholders' stated views.

NON-EXECUTIVE DIRECTORS

At the present time, non-executive Directors do not have letters of appointment with the Company, although this is under review.

Remuneration paid to non-executive Directors is determined by the Board and reviewed each year. When considering remuneration levels the Board will consider, amongst other things, industry practice and contribution to various committees and time spent on the business of the Company.

Pension Arrangements

The following figures, prepared in accordance with UK legislation and the Listing Rules of the Financial Services Authority, apply to Nicholas Ferguson and Andrew Williams in respect of the six months ended 31 December 2002, for which they were executive Directors of the Company. No pension contributions are payable by either executive Director.


Remuneration Report continued

EXECUTIVE DIRECTORS' PENSIONS
                                                                                                                           Transfer
                                                                                                                           value at
                                                                                                                        31 December
                                                                                                (Decreas)/            in respect of
                                                       Change in                                  Increase                 increase
                                          Change in      accrued      Accrued     Transfer     in transfer     Transfer  in accrued
                              Accrued       accrued  benefit due   benefit at     value at       value net     value at     benefit
                           benefit at   benefit due     to other  31 December      30 June   of director's  31 December (excluding)
                         30 June 2002  to inflation      factors         2002         2002   contributions         2002   inflation
                              GBP'000       GBP'000      GBP'000      GBP'000      GBP'000         GBP'000      GBP'000     GBP'000

N E H Ferguson                  103              2            1          106        1,283             (28)       1,255           12
A C Williams                     78              1            4           83          790              18          808           40


Transfer values are liabilities of the relevant pension fund rather than amounts due to be paid to the executive Directors or liabilities of the Company.

CURRENT REMUNERATION*

The emoluments of the Directors in respect of the six months ended 31 December 2002 were as specified below:

                                                                                                   Total         Total
                                                                                              emoluments    emoluments
                                                                                           six months to       year to
                                                         Salary      Benefits       Annual   31 December       30 June
                                                         & fees       in kind       bonus(S)        2002          2002
                                                        GBP'000       GBP'000      GBP'000       GBP'000       GBP'000

Executive
N E H Ferguson                                              165             1          301           467           823
A C Williams (appointed 3 May 2002)                         152             1          170           323           101
Non-Executive
J J McLachlan                                                38             -            -            38            75
C J Govett                                                   12             -            -            12            24
A J Habgood                                                  12             -            -            12            24
E W Koning                                                   11             -            -            11            20
D Raeburn                                                    12             -            -            12            22
I P Sedgwick                                                  -             -            -             -            17
A F Sykes (appointed 3 May 2002)                             10             -            -            10             4

Aggregate emoluments                                        412             2          471           885         1,110


(S) Bonuses include provision for amounts accrued but not paid in respect of the six months ended 31 December 2002.Annual bonuses are awarded in respect of calendar years.

*    This represents the audited section of the Remuneration Report.

SHARE OPTIONS

So as to link a significant proportion of their remuneration to the long term stock market performance of the Company and to the achievement of predetermined financial targets, the interests of the Company's executive Directors and other executives of the Group are aligned with shareholders through the operation of the Company's Executive Share Option Plan, which was introduced at the Extraordinary General Meeting held on 3 May 2001.

Options will be granted regularly to qualifying employees and secondees of the Group and the Committee will determine grant levels, taking into account the development of the business and individual performance.

All options are granted at around the prevailing market price at the time of grant.

Remuneration Report continued


OPTIONS HELD BY DIRECTORS OVER ORDINARY SHARES OF THE COMPANY

The following Directors have been granted options over Ordinary Shares under the Executive Share Option Plan:


                                                                    At 31
                     At 1 July  Options    Options   Options     December    Exercise              Exercise dates*
                          2002  granted  exercised    lapsed         2002       price           Earliest             Latest


N E H Ferguson         715,446        -          -         -      715,446      410.0p       21 June 2004       20 June 2011
                       357,724        -          -         -      357,724      410.0p       21 June 2005       20 June 2011
                       404,484        -          -         -      404,484      334.5p       5 April 2005       4 April 2012
A C Williams           373,983        -          -         -      373,983      410.0p       21 June 2004       20 June 2011
                       186,992        -          -         -      186,992      410.0p       21 June 2005       20 June 2011
                       272,645        -          -         -      272,645      334.5p       5 April 2005       4 April 2012

Total                2,311,274        -          -         -    2,311,274



* Options are exercisable subject to appropriate performance targets being met.

For the options that were granted in June 2001 and April 2002, the target is for growth in the Company's net asset value per ordinary share to exceed the growth in the Retail Prices Index plus 4% per annum over the three years from the date of grant. If the performance target is not satisfied on the third anniversary of the date of grant, for the options granted in June 2001 they may be re-tested every six months over the ten year life of the option and for the options granted in April 2002 they may be re-tested every six months up to six years from grant.

The mid-market price of shares at 31 December 2002 was 379.0p and the range during the period was 277.0p to 379.0p. Remuneration Report continued

The Committee intends to continue to set appropriately demanding performance targets on the exercise of options. For options granted in 2003, the target is for growth in the Company's net asset value per ordinary share to exceed the growth in the Retail Prices Index ("RPI") plus 4% per annum over the three years from the date of grant. If the performance target is not satisfied on the third anniversary of the date of grant it may be re-tested every six months over the six years following grant. This target is consistent with the target set in 2002, and it is anticipated, will continue to be utilised as a target in future years.

It is not anticipated that the value of shares under options granted in any financial year will, other than in exceptional circumstances, exceed two times an individual's remuneration.

The performance of the net asset value of the Company has been chosen as the target in order to align the interests of executive Directors and other executives of the Group with shareholders' interests.

External advisers will, from 2004, confirm the performance criteria calculations annually for the Committee.

To the extent that the performance target has been met, options are normally exercisable from three years from grant.

PERFORMANCE GRAPH

The Companies Act 1985 requires this report to include a performance graph comparing the Company's total shareholder return performance against that of a broad equity market index. For this purpose, the Committee has decided that the FTSE All-Share Index is the most appropriate available index for comparative purposes because it is the principal index in which the Company's shares are quoted.

                               SVIIT Share      FTSE All
                               Price Total         Share
                                    Return    Indextotal
                                                  Return

30 June 1998                       100.000       100.000
30 June 1999                       145.283       110.141
30 June 2000                       256.813       115.782
30 June 2001                       220.335       106.807
30 June 2002                       199.790       91.0088
31 December 2002                   213.627       77.2643

Source: Datastream

On behalf of the Board
John McLachlan
Chairman, Remuneration Committee
25 March 2003

Independent Auditors' Report

To the Members of Schroder Ventures International Investment Trust plc

We have audited the Group's accounts for the six months ended 31 December 2002 which comprise the Consolidated Statement of Total Return, Company Statement of Total Return, Consolidated Balance Sheet, Company Balance Sheet, Consolidated Cash Flow Statement and the related notes 1 to 31. These accounts have been prepared on the basis of the accounting policies set out therein. We have also audited the information in the Directors' Remuneration Report that is described as having been audited.

This report is made solely to the Company's members, as a body, in accordance with Section 235 of the Companies Act 1985. Our audit work has been undertaken so that we might state to the Company's members those matters we are required to state to them in an auditors' report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company's members as a body, for our audit work, for this report, or for the opinions we have formed.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

The directors' responsibilities for preparing the Annual Report, the Directors' Remuneration Report and the accounts in accordance with applicable United Kingdom law and accounting standards are set out in the Statement of Directors' Responsibilities.

Our responsibility is to audit the accounts and the part of the Directors' Remuneration Report in accordance with relevant legal and regulatory requirements, United Kingdom Auditing Standards and the Listing Rules of the Financial Services Authority.

We report to you our opinion as to whether the accounts give a true and fair view and whether the accounts and the part of the Directors' Remuneration Report to be audited have been properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the Directors' Report is not consistent with the accounts, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law or the Listing Rules regarding directors' remuneration and transactions with the Group is not disclosed.

We review whether the Corporate Governance Statement reflects the Company's compliance with the seven provisions of the Combined Code specified for our review by the Listing Rules, and we report if it does not. We are not required to consider whether the Board's statements on internal control cover all risks and controls, or form an opinion on the effectiveness of the Company's corporate governance procedures or its risk and control procedures.

We read other information contained in the Annual Report and consider whether it is consistent with the audited accounts. This other information comprises the Directors' Report, unaudited part of the Directors' Remuneration Report, Chairman's Statement, Manager's Report and Corporate Governance Statement. We consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the accounts. Our responsibilities do not extend to any other information.


BASIS OF AUDIT OPINION

We conducted our audit in accordance with United Kingdom Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the accounts and the part of the Directors' Remuneration Report to be audited. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the accounts, and of whether the accounting policies are appropriate to the Group's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the accounts and the part of the Directors' Remuneration Report to be audited are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the accounts and the part of the Directors' Remuneration Report to be audited.


OPINION

In our opinion:

- the accounts give a true and fair view of the state of affairs of the Company and of the Group as at 31 December 2002 and of the total return of the group for the six months then ended; and

- the accounts and the part of the Directors' Remuneration Report to be audited have been properly prepared in accordance with the Companies Act 1985.

Ernst & Young LLP
Registered Auditor
London
25 March 2003


Consolidated Statement of Total Return
(INCORPORATING THE REVENUE ACCOUNT)
                                                           For the six months ended                     For the year ended
                                                               31 December 2002                           30 June 2002
                                                             Revenue      Capital       Total     Revenue      Capital       Total
                                                   Notes     GBP'000      GBP'000     GBP'000     GBP'000      GBP'000     GBP'000

Realised gains on investments                         12         -        57,997       57,997           -       11,914      11,914
Unrealised losses on investments                      12         -      (15,420)     (15,420)           -      (4,202)     (4,202)

Gains on investments                                             -        42,577       42,577           -        7,712       7,712
Foreign exchange losses on loans                                 -         (901)        (901)           -            -           -
Foreign exchange (losses)/gains on currency
balances                                                      (17)           591          574           3           42          45
Income                                                 2     3,385             -        3,385       7,674            -       7,674
Expenses                                               3   (4,065)             -      (4,065)     (7,293)            -     (7,293)

Net (deficit)/return before finance costs and                (697)        42,267       41,570         384        7,754       8,138
taxation
Interest payable and similar charges                   7   (1,523)             -      (1,523)     (1,832)            -     (1,832)

Net (deficit)/return on ordinary activities                (2,220)        42,267       40,047     (1,448)        7,754       6,306
before taxation
Tax on ordinary activities                             8        36             -           36       (105)            -       (105)

(Deficit)/return on ordinary activities after              (2,184)        42,267       40,083     (1,553)        7,754       6,201
tax for the period
Minority interest - equity                                     (1)            23           22         (2)           16          14

(Deficit)/return on ordinary activities after              (2,185)        42,290       40,105     (1,555)        7,770       6,215
tax and minority interest for the period
attributable to equity shareholders
Dividends                                              9         -             -            -           -            -           -

(Deficit)/surplus transferred (from)/to reserves           (2,185)        42,290       40,105     (1,555)        7,770       6,215

Return per ordinary share                             10   (2.14)p        41.35p       39.21p     (1.52)p        7.60p       6.08p
Return per ordinary share - diluted                   10   (2.14)p        41.35p       39.21p     (1.52)p        7.60p       6.08p


The notes on pages 35 to 52 form an integral part of these accounts.

The revenue column of this statement is the consolidated profit and loss account of the Group. All revenue and capital items in the above statement derive from continuing operations. No operations were discontinued in the six months.


Company Statement of Total Return
(INCORPORATING THE REVENUE ACCOUNT)
                                                           For the six months ended                     For the year ended
                                                               31 December 2002                           30 June 2002
                                                             Revenue      Capital       Total     Revenue      Capital       Total
                                                   Notes     GBP'000      GBP'000     GBP'000     GBP'000      GBP'000     GBP'000

Realised gains on investments                         12           -       57,969      57,969           -       11,654      11,654
Unrealised losses on investments                   12/14           -     (15,300)    (15,300)           -      (3,587)     (3,587)

Gains on investments                                               -       42,669      42,669           -        8,067       8,067
Foreign exchange losses on loans                                   -        (901)       (901)           -            -           -
Foreign exchange gains/(losses) on currency
balances                                                           -          629         629           -         (91)        (91)
Income                                                 2         521            -         521       1,638            -       1,638
Expenses                                               3       (755)            -       (755)       (927)            -       (927)

Net (deficit)/return before finance costs and                  (234)       42,397      42,163         711        7,976       8,687
taxation
Interest payable and similar charges                   7     (1,522)            -     (1,522)     (1,832)            -     (1,832)

Net (deficit)/return on ordinary activities                  (1,756)       42,397      40,641     (1,121)        7,976      6,855
before taxation
Tax on ordinary activities                             8         (1)            -         (1)       (116)            -       (116)

(Deficit)/return on ordinary activities after                (1,757)       42,397      40,640     (1,237)        7,976       6,739
tax for the period

Dividends                                              9           -            -           -           -            -           -

(Deficit)/surplus transferred (from)/to reserves             (1,757)       42,397      40,640     (1,237)        7,976       6,739

Return per ordinary share                             10     (1.72)p       41.46p      39.74p     (1.21)p        7.80p       6.59p
Return per ordinary share - diluted                   10     (1.72)p       41.46p      39.74p     (1.21)p        7.80p       6.59p


The notes on pages 35 to 52 form an integral part of these accounts.

The revenue column of this statement is the Company's profit and loss account. All revenue and capital items in the above statement derive from continuing operations. No operations were discontinued in the six months.


Balance Sheets
                                                                 Notes  At 31 December 2002            At 30 June 2002
                                                                           Group   Company             Group   Company
                                                                         GBP'000   GBP'000           GBP'000   GBP'000

Tangible fixed Assets                                               11       282         -               296         -
                                                                             282         -               296         -
FIXED ASSET INVESTMENTS
Funds and co-investments                                         12/13   483,959   459,043           422,823   401,348
Money market instruments                                         12/13    13,911    13,911            31,000    31,000
Investment in subsidiaries                                          14         -    28,920                 -    29,560
                                                                         497,870   501,874           453,823   461,908

CURRENT ASSETS
Debtors                                                             15     4,490     1,364             3,548     1,799
Cash at bank and short-term deposits                                       4,887     1,031             9,303       798
                                                                           9,377     2,395            12,851     2,597

CURRENT LIABILITIES
Creditors: amounts falling due within one year                      16     4,783       817             4,357     1,742

NET CURRENT ASSETS                                                         4,594     1,578             8,494       855

TOTAL ASSETS LESS CURRENT LIABILITIES                                    502,746   503,452           462,613   462,763
Creditors: amounts falling due after more than one year             17    39,201    39,201            39,152    39,152
Minority interest - non-equity                                               100         -               100         -
Minority interest - equity                                                   253         -               274         -

NET ASSETS                                                               463,192   464,251           423,087   423,611

CAPITAL AND RESERVES
Called up share capital                                             20   102,266   102,266           102,266   102,266
Share premium account                                               21     7,453     7,453             7,453     7,453
Capital redemption reserve                                          22     3,204     3,204             3,204     3,204
Share purchase reserve                                              23    92,054    92,054            92,054    92,054
Capital reserve                                                     24   258,995   259,080           216,705   216,683
Revenue reserve                                                     25     (780)       194             1,405     1,951

EQUITY SHAREHOLDERS' FUNDS                                          26   463,192   464,251           423,087   423,611

Net asset value per ordinary share   - undiluted                    27    452.9p    454.0p            413.7p    414.2p
                                     - diluted                      27    445.8p    446.7p            412.3p    412.8p


The accounts were approved by the Board of Directors on 25 March 2003 and signed on behalf of the Board by:

John J. McLachlan

Nicholas E. H. Ferguson
Directors

The notes on pages 35 to 52 form an integral part of these accounts.


Consolidated Cash Flow Statement
                                                                         For the six months ended   For the year ended
                                                                                 31 December 2002         30 June 2002
                                                                               Notes      GBP'000              GBP'000

OPERATING ACTIVITIES
Income received on investments                                                                440                1,567
Bank interest received                                                                        228                  454
Investment advisory fee income received                                                     1,857                5,047
Administrative expenses paid                                                              (2,433)              (7,279)

Net cash inflow/(outflow) from operating activities                               28           92                (211)

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest paid                                                                             (1,801)                    -
Loan facility finance costs                                                                 (634)                (550)

Net cash outflow from returns on investments and servicing of finance                     (2,435)                (550)

TAXATION
Overseas tax suffered                                                                        (24)                (117)

Total tax paid                                                                               (24)                (117)

CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of money market instruments                                                    (127,797)            (316,731)
Purchase of tangible fixed assets                                                            (34)                (311)
Sale of money market instruments                                                          144,494              311,001
Calls paid                                                                              (122,677)             (77,474)
Capital distributions received                                                            104,510               48,976

Net cash outflow from capital expenditure and financial investment                        (1,504)             (34,539)

EQUITY DIVIDENDS PAID
Dividends                                                                                       -              (1,841)

Total dividends paid                                                                            -              (1,841)


FINANCING
Drawdown from loan facility                                                       16       25,110                    -
Repayment of loan facility                                                        16     (26,011)                    -
Proceeds from convertible bond issue                                                            -               40,000
Issue and listing costs of convertible bonds                                                (218)                (675)

Net cash (outflow)/inflow from financing                                                  (1,119)               39,325

NET CASH (OUTFLOW)/INFLOW                                                                 (4,990)                2,067



RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET (DEBT)/FUNDS
                                                                         For the six months ended   For the year ended
                                                                                 31 December 2002         30 June 2002
                                                                               Notes      GBP'000              GBP'000

(Decrease)/increase in cash during the period                                             (4,990)                2,067
Exchange gain on currency balances                                                            574                   45
Increase in convertible bonds                                                                (49)             (39,152)

Change in net debt                                                                        (4,465)             (37,040)

Net (debt)/funds at the beginning of the period                                          (29,849)                7,191

Net debt at the end of the period                                                29      (34,314)             (29,849)


The notes on pages 35 to 52 form an integral part of these accounts.

Notes to the Accounts

1.     ACCOUNTING POLICIES

       A summary of the more important accounting policies is set out below:

   a) These accounts have been prepared under the historical cost convention modified to include certain investments at valuation, and in accordance with accounting standards applicable in the United Kingdom and the Statement of Recommended Practice "Financial Statements of Investment Trust Companies". The accounting policies used to prepare the accounts have no material variations from generally accepted accounting principles in the United States and those required by SEC Regulation S-X.

   b)  Tangible fixed assets

       The Group's assets which include leasehold improvements, office equipment, telecommunications and computers are included at cost and are depreciated over their useful lives on a straight line basis at rates varying between 20% and 33% per annum.

   c)  Fixed asset investments

       Equity share investments, fixed income and loan investments, interests in partnerships and unit trusts, together with interests in any associated undertakings and the investments in the various Schroder Ventures and Permira funds, will be regarded as financial fixed assets as they are held for long term investment purposes. The treatment of associated undertakings in the same way as other fixed asset investments is in accordance with Financial Reporting Standard 9.

   d)  Valuation of investments

       The Company's investments in the various Schroder Ventures and Permira funds are valued by the Directors at the balance sheet date by valuing the underlying investments comprising the portfolios of the Schroder Ventures and Permira funds in accordance with the valuation policies set out below, as adjusted, where appropriate, for other assets and liabilities of the Schroder Ventures and Permira funds. The valuation policies of the Company are consistent with the current guidelines issued by the British Venture Capital Association ("BVCA"). In accordance with these guidelines where, in an exceptional case, the strict application of the valuation policies set out below, would not, in the opinion of the Directors, result in a fair value being ascribed to an investment, the Directors may adopt an alternative valuation in accordance with the overriding BVCA principle that the value should be a fair one.

       Quoted investments

       All investments listed on recognised stock exchanges are valued at the quoted mid-market price at the balance sheet date. If an investment is subject to restrictions affecting its disposal, or if the holding is significant in relation to the issued share capital, a discount of generally between 0% and 50% to that price will be applied.

       Unquoted equity investments
       (i) All Early Stage Equity investments are valued at cost unless one of the following applies:

             (1) performance indicates that there has been a permanent and significant diminution in the valuation of the investment. If this is the case, provisions in incremental tranches of 25% of original cost will be made; or

             (2) a significant  transaction involving an independent third party at arm's-length values the investment at a materially different value.

       (ii) All Development Stage Equity investments are valued at cost, or cost less a provision, for at least one year unless this basis of valuation is unsustainable.

       Thereafter, they will be valued as follows:

             (1) where available,  either on the basis of a significant transaction by an independent third party in the equity of the investee company or an independent third party valuation of the equity; or

             (2) where a significant  portion of the assets are held in real property on the basis of discounted  net asset values; or

Notes to the Accounts continued

1.     ACCOUNTING POLICIES continued

             (3) where the investee company is performing  significantly below expectations, at cost less provisions in incremental tranches of 25%; or

             (4) where the  company  is  profitable  and  performing
                 satisfactorily, on the basis of earnings (A) capitalised at an appropriate price-earnings multiple (B);

             (A) the  earnings of the  investee  company will be based on the latest audited accounts or management accounts where appropriate and

             (B) the price-earnings multiple:
             - will take into account the capital and debt structure of the investee company

             - will be based on either comparable company or industry sector multiples taken from the relevant stock exchange

             - will be subject to a minimum discount of 25% to reflect risk, the illiquidity of the investment and the approximate nature of a valuation based on earnings unless early realisation is expected in which case a smaller discount will be applied.

       Unquoted loan stock and preference shares

       Loan stock and preference shares will be valued at cost plus any accrued interest and redemption premia less, in cases where the investee company is performing significantly below expectations, any provisions in incremental tranches of 25%.

       Carried interest and management fees

       For the purpose of valuing the Company's holdings in the various Schroder Ventures and Permira funds, management fees due to Schroder Ventures or Permira will be accounted for on the accruals basis. An estimate of Carried Interest, the allocation to Schroder Ventures or Permira of 20% of the profits arising in each Fund calculated by reference to the valuations of the underlying investments, will be deducted from the values of the Company's holdings. Disclosed valuations of individual investee companies will, by necessity, be shown before deduction of Carried Interest.

   e)  Income and capital gains recognition

       The Company's income and capital gains are expected to be derived primarily from future distributions in respect of its holdings in Schroder Ventures or Permira funds. The Company will account for such distributions by reference to the underlying source of the distribution.

       Revenue distributions receivable by the Company which arise from dividends, interest and other revenue items through the Schroder Ventures and Permira funds will be credited to the Company's revenue account when such income distributions are declared. Investment income arising from directly held investments of the Company will, in the case of dividends, be included as revenue in the period in which they go ex-dividend, and, in the case of interest income which, together with interest payable and all other revenue expenses, will be treated on an accruals basis.

       Realised profits on capital distributions receivable by the Company which arise from the realisation of investments within the Schroder Ventures and Permira funds will be credited to the Company's capital reserve when they are declared.

   f)  Foreign currencies

       Transactions denominated in foreign currencies will be translated at the exchange rate at the date of the transaction. Assets and liabilities recorded in foreign currencies will be translated into sterling at exchange rates at the date of the accounts. Exchange differences arising from the re-translation of the opening net investments will be taken to reserves and reported in the Consolidated and the Company's Statement of Total Return.

       Foreign subsidiary financial statements are translated into sterling using the closing rate method with all exchange differences taken to reserves and reported in the Consolidated Statement of Total Return. All other foreign exchange differences will be included as an exchange gain or loss in capital reserve or in the revenue account depending on whether the gain or loss is of a capital or revenue nature respectively.

1.     ACCOUNTING POLICIES continued

   g)  Finance costs
       All finance costs are charged directly to revenue.

   h)  Taxation

       Deferred tax is provided in accordance with FRS19 on all timing differences that have originated but not reversed by the balance sheet date. Deferred tax assets are only recognised to the extent that they are recoverable.

  i)   Basis of consolidation

       The Consolidated Statement of Total Return and Balance Sheet include the financial statements of the company and its subsidiary undertakings made up to the balance sheet date using the purchase method. Goodwill arising on consolidation is written off against reserves on acquisition. In the Company's accounts, investments in subsidiary undertakings are stated in accordance with the policies outlined under (c) above.

  j)   Capital reserves

       Capital Reserve - Realised
       The following are accounted for in this reserve:

       - gains and losses on the realisation of investments calculated by reference to their carrying value at the previous balance sheet date.

       -   realised exchange differences of a capital nature.

       Capital Reserve - Unrealised
       The following are accounted for in this reserve:

       - increases and decreases in the revaluation of investments held at the year end

       -   unrealised exchange differences of a capital nature

       -   exchange differences arising on consolidation.


Notes to the Accounts continued

2.     INCOME
                                                    For the            For the           For the          For the
                                           six months ended   six months ended        year ended       year ended
                                           31 December 2002   31 December 2002      30 June 2002     30 June 2002
                                                      Group            Company             Group          Company
                                                    GBP'000            GBP'000           GBP'000          GBP'000

Income from money market instruments                    267                267               767              767
Income from Funds and co-investments                    153                153               770              770
Interest receivable and similar income                  249                101               452              101
Income from investment advisory services              2,716                  -             5,685                -

                                                      3,385                521             7,674            1,638

Income arises mainly from UK assets or operations.





Notes to the Accounts continued

3.     EXPENSES
                                                     For the            For the           For the          For the
                                            six months ended   six months ended        year ended       year ended
                                            31 December 2002   31 December 2002      30 June 2002     30 June 2002
                                                       Group            Company             Group          Company
                                                     GBP'000            GBP'000           GBP'000          GBP'000

Fees payable to Schroder Investment
Management
Limited (note 30)                                       192                 192               293              293
Directors' remuneration (note 4)                        885                  95             1,110              186
Staff costs (note 5)                                  1,746                   -             4,258                -
Depreciation (note 11)                                   45                   -                65                -
General expenses                                      1,146                 428             1,416              331
Enlargement of operations costs                           -                   -                62               62
Auditors' remuneration:
- audit                                                  28                  19                74               40
- non-audit*                                             23                  21                15               15

                                                      4,065                 755             7,293              927


 *Fees for non-audit services relate primarily to the preparation and filing of accounts with the US Securities and Exchange
  Commission.




4.     DIRECTORS' REMUNERATION
                                                For the six      For the six             For the          For the
                                               months ended     months ended          year ended       year ended
                                           31 December 2002 31 December 2002        30 June 2002     30 June 2002
                                                      Group          Company               Group          Company
                                                    GBP'000          GBP'000             GBP'000          GBP'000

J J McLachlan                                            38               38                  75               75
N E H Ferguson                                          467                -                 823                -
C J Govett                                               12               12                  24               24
A J Habgood                                              12               12                  24               24
E W Koning                                               11               11                  20               20
D Raeburn                                                12               12                  22               22
I P Sedgwick                                              -                -                  17               17
A F Sykes (appointed 3 May 2002)                         10               10                   4                4
A C Williams (appointed 3 May 2002)                     323                -                 101                -

                                                        885               95               1,110              186

The amounts shown above do not include any payments or rights to pensions. Further details on Directors' emoluments are contained in the separate Remuneration Report on pages 27 to 29. As shown above, Nicholas Ferguson is the highest paid director.


Notes to the Accounts continued


5.     STAFF COSTS
                                                              For the       For the       For the       For the
                                                           six months    six months    year ended    year ended
                                                                ended         ended  30 June 2002  30 June 2002
                                                          31 December   31 December         Group       Company
                                                                 2002          2002       GBP'000       GBP'000
                                                                Group       Company
                                                              GBP'000       GBP'000

Salaries and other remuneration                                 1,401             -         3,491             -
Social security costs                                             237             -           409             -
Pension costs (note 6)                                            108             -           358             -

                                                                1,746             -         4,258             -

The Company has no employees. The average number of employees employed by subsidiary undertakings was:


                                                                                          For the       For the
                                                                                       six months    year ended
                                                                                            ended  30 June 2002
                                                                                      31 December        Number
                                                                                             2002
                                                                                           Number

Full-time employees                                                                            20            17
Seconded staff                                                                                  4             4
                                                                                               24            21


6.     PENSION COSTS
       The charge for pension costs comprises:

                                                               For the       For the
                                                            six months    six months
                                                                 ended         ended       For the       For the
                                                           31 December   31 December    year ended    year ended
                                                                  2002          2002  30 June 2002  30 June 2002
                                                                 Group       Company         Group       Company
                                                               GBP'000       GBP'000       GBP'000       GBP'000
Defined benefit schemes                                            29              -            52             -
Money purchase schemes                                             79              -           306             -
                                                                  108              -           358             -



The Group does not participate in a SVIIT Group pension scheme. Costs in respect of defined benefit schemes relate to payments due to the Schroders Retirement Benefits Scheme ("the Scheme") in respect of four employees, including the Company's executive Directors, seconded from Schroder Investment Management Limited to Schroder Ventures (London) Limited ("SVLL"), a wholly owned subsidiary of SVIIT. SVLL and the Scheme's trustees, taking advice from the independent actuaries, agree the contributions.

In accordance with FRS 17, the scheme is accounted for as a defined contribution scheme on the basis that the Group is unable to identify its share of the underlying assets and liabilities of the Scheme at the balance sheet date. Further details of the Scheme can be found in the Annual Report and Accounts of Schroders plc. In particular, the Scheme had 858 active members at 31 December 2001 and the accounts of Schroders plc disclosed a net pension asset less prepayment in respect of the Scheme of GBP38.4 million, calculated under FRS 17 based on interim valuations prepared by independent qualified actuaries. The Annual Report and Accounts of Schroders plc for the year ended 31 December 2002 is expected to be received by shareholders before the end of March 2003. However, they have already announced a deficit of GBP10.9 million for the Scheme at 31 December 2002.

Notes to the Accounts continued

7.    INTEREST PAYABLE AND SIMILAR CHARGES




                                                                     For the       For the
                                                                  six months    six months
                                                                       ended         ended       For the       For the
                                                                 31 December   31 December    year ended    year ended
                                                                        2002          2002  30 June 2002  30 June 2002
                                                                       Group       Company         Group       Company
                                                                     GBP'000       GBP'000       GBP'000       GBP'000

       Convertible bond interest                                         900           900         1,100         1,100
       Convertible bond - amortisation of issue and listing
       costs                                                              45            45            45            45
       Loan facility finance costs                                       577           577           687           687
       Other interest                                                      1             -             -             -

                                                                       1,523         1,522         1,832         1,832



8.     TAXATION
       (a) The charge for taxation for the period is made up as follows:

                                                                     For the       For the       For the       For the
                                                                  six months    six months
                                                                       ended         ended
                                                                 31 December   31 December    year ended    year ended
                                                                        2002          2002  30 June 2002  30 June 2002
                                                                       Group       Company         Group       Company
                                                                     GBP'000       GBP'000       GBP'000       GBP'000

       Current tax
       Corporation tax                                                     -             -             -             -
       Double taxation relief                                              -             -             -             -

                                                                           -             -             -             -
       Overseas tax                                                        8             1           133           116
       Prior year adjustment                                            (44)             -          (64)             -

       Total current tax (note 8(b))                                    (36)             1            69           116

       Deferred Tax
       Deferred tax - prior year adjustment                                -             -            36             -

       Total deferred tax                                                  -             -            36             -


       Total tax                                                        (36)             1           105           116



There are no profits chargeable to corporation tax in the current period. Excess management expenses relating to the venture fund investments are available to set against any taxable income of the Company. These excess management expenses are included within the investments in venture funds in the balance sheet of the Company and are not reflected in the Company's revenue account. If in a future year in relation to the venture fund investments, income exceeds expenses, the taxation charge to the Company's revenue account will include tax on this excess with a suitable note by way of explanation.

Notes to the Accounts continued

8.     TAXATION CONTINUED

       (b)Factors affecting current tax charge for the period:

       The tax assessed for the period is lower than the standard rate of corporation tax in the UK for a large company (30%). The differences are explained below:

                                                                       For the        For the      For the      For the
                                                                    six months     six months
                                                                         ended          ended
                                                                   31 December    31 December   year ended   year ended
                                                                          2002           2002 30 June 2002 30 June 2002
                                                                         Group        Company        Group      Company
                                                                       GBP'000        GBP'000      GBP'000      GBP'000

       Deficit on ordinary activities before taxation                  (2,220)        (1,756)     (1,448)      (1,121)

       Corporation tax at 30%                                            (666)          (527)       (434)        (336)

       Effects of:
       Overseas taxation written off                                         8              1         133          116
       Overseas tax claimed as an expense                                    -              -        (86)            -
       Non deductible expenses                                               8              4          54           40
       Taxable dividend credited to capital                                  -              -         274          274
       Unutilised current period expenses carried forward                  625            460         250           22
       Other timing differences                                             61             63           -            -
       Income of subsidiary not taxable                                   (28)              -        (58)            -
       Prior year adjustment - corporation tax                            (44)              -        (64)            -

       Current tax charge for the period (Note 8(a))                      (36)              1          69          116


       (c) Factors affecting future tax charges


       The Group currently has and expects to generate surplus tax losses. A deferred tax asset in respect of these surplus losses is not recognised because their utilisation is considered unlikely in the foreseeable future.


9.     DIVIDENDS

       No dividend has been proposed in respect of the current financial period. Similarly, no dividend was declared in respect of the year ended 30 June 2002.


10.    RETURN PER ORDINARY SHARE


                                                           For the six months ended          For the year ended
                                                               31 December 2002                 30 June 2002
                                                           Revenue   Capital      Total   Revenue    Capital     Total
       Group

       Return per ordinary share - basic                   (2.14)p    41.35p     39.21p   (1.52)p      7.60p     6.08p
        - diluted                                          (2.14)p    41.35p     39.21p   (1.52)p      7.60p     6.08p


       The basic revenue return per ordinary share is based on the net deficit on ordinary activities after taxation and minority interests of GBP2,185,000 (year ended 30 June 2002: deficit of GBP1,555,000) and on 102,265,699 ordinary shares (year ended 30 June 2002: 102,265,699) being the weighted average number of shares in issue during the period.

       The capital return per ordinary share is based on the net return for the six months of GBP42,290,000 (year ended 30June 2002: return of GBP7,770,000) and on 102,265,699 ordinary shares (year ended 30June 2002: 102,265,699) being the weighted average number of shares in issue during the period.

                                                           For the six months ended          For the year ended
                                                               31 December 2002                 30 June 2002
                                                           Revenue   Capital      Total   Revenue    Capital     Total
       Company

       Return per ordinary share - basic                   (1.72)p    41.46p     39.74p   (1.21)p      7.80p     6.59p
        - diluted                                          (1.72)p    41.46p     39.74p   (1.21)p      7.80p     6.59p


Notes to the Accounts continued

10.    RETURN PER ORDINARY SHARE continued

       The basic revenue return per ordinary share is based on the net deficit on ordinary activities after taxation of GBP1,757,000 (year ended 30 June 2002: deficit of GBP1,237,000) and on 102,265,699 ordinary shares (year ended 30June 2002: 102,265,699) being the weighted average number of shares in issue during the period.

       The capital return per ordinary share is based on the net return for the six months of GBP42,397,000 (year ended 30June 2002: return of GBP7,976,000) and on 102,265,699 ordinary shares (year ended 30 June 2002: 102,265,699) being the weighted average number of shares in issue during the period.

       The diluted returns per ordinary share for the six months ended 31 December 2002 have been calculated in accordance with FRS 14 under which the GBP40 million 4.5% convertible bonds are regarded as dilutive if, on conversion, the increased returns attributable to equity shareholders arising from the interest saved (less taxation), divided by the increased weighted average number of shares, are less than the basic returns per ordinary share. These calculations assume that conversion of dilutive potential ordinary shares takes place on 1 July 2002, at an exercise price of 399p. Based on an average fair value for the Company's shares of 328.3p for the period 1 July 2002 to 31 December 2002, there are no potential dilutive ordinary shares in respect of the convertible bonds. The convertible bonds also did not have a dilutive effect for the year ended 30 June 2002.

       The diluted returns per ordinary share have also been calculated assuming the exercise of all potential dilutive ordinary shares arising from the share options in issue (see note 20). On this basis, the weighted average number of options exercisable during the six months would have been Nil (year ended 30 June 2002: 18,087), and, therefore, the options do not have a dilutive effect on the returns during the six months.

       There is no difference between the returns for the six months used in the basic and diluted returns per share calculations.

11.    TANGIBLE FIXED ASSETS (GROUP)

                                                                   Leasehold                    Telecom-         Total
                                                                                             munications
                                                                                  Computer    and office
                                                                improvements     equipment     equipment
                                                                     GBP'000       GBP'000       GBP'000       GBP'000
       Cost
       At 1 July 2002                                                    144           128            89           361
       Additions                                                           7            16            11            34
       Disposals                                                           -             -             -             -
       Exchange translation adjustments                                  (1)           (2)           (1)           (4)

       At 31 December 2002                                               150           142            99           391

       Depreciation
       At 1 July 2002                                                     23            32            10            65
       Charge for the period                                              12            22            11            45
       Disposals                                                           -             -             -             -
       Exchange translation                                                -           (1)             -           (1)

       At 31 December 2002                                                35            53            21           109

       Net book value
       At 31 December 2002                                               115            89            78           282

       At 1 July 2002                                                    121            96            79           296



Notes to the Accounts continued

12.    INVESTMENTS

       (a)Group

                                                                                 Funds and  Money market         Total
                                                                                                             portfolio
                                                                            co-investments   instruments       GBP'000
                                                                                   GBP'000       GBP'000

       Cost at 1 July 2002                                                         486,785        30,944       517,729
       Unrealised (loss)/gain at 1 July 2002                                      (63,962)            56      (63,906)

       Valuation at 1 July 2002                                                    422,823        31,000       453,823
       Calls and purchases payable                                                 122,677       127,797       250,474
       Distributions and sales receivable                                        (104,510)     (144,494)     (249,004)
       Realised gain/(loss)                                                         58,425         (428)        57,997
       Unrealised (loss)/gain                                                     (15,456)            36      (15,420)

       Valuation at 31 December 2002                                               483,959        13,911       497,870


       Gains on investments
                                                                                        Six months ended    Year ended
                                                                                             31 December       30 June
                                                                                                    2002          2002
                                                                                                 GBP'000       GBP'000

       Realised gain on investments based on historical cost                                      89,641        20,418
       Less: amounts recognised as unrealised in previous year                                  (31,644)       (8,504)

       Realised gain based on carrying value at previous balance sheet date                       57,997        11,914
       Net movement in unrealised losses                                                        (15,420)       (4,202)

       Total gains on investments                                                                 42,577         7,712


       (b)Company
                                                                                 Funds and  Money market         Total
                                                                            co-investments   instruments     portfolio
                                                                                   GBP'000       GBP'000       GBP'000

       Cost at 1 July 2002                                                         456,840        30,944       487,784
       Unrealised (loss)/gain at 1 July 2002                                      (55,492)            56      (55,436)

       Valuation at 1 July 2002                                                    401,348        31,000       432,348
       Calls and purchases payable                                                 122,524       127,797       250,321
       Distributions and sales receivable                                        (110,030)     (144,494)     (254,524)
       Realised gain/(loss)                                                         58,397         (428)        57,969
       Unrealised (loss)/gain                                                     (13,196)            36      (13,160)

       Valuation at 31 December 2002                                               459,043        13,911       472,954


       Gains on investments
                                                                                        Six months ended    Year ended
                                                                                             31 December       30 June
                                                                                                    2002          2002
                                                                                                 GBP'000       GBP'000

       Realised gain on investments based on historical cost                                      90,231        20,225
       Less: amounts recognised as unrealised in previous year                                  (32,262)       (8,571)

       Realised gain based on carrying value at previous balance sheet date                       57,969        11,654
       Net movement in unrealised losses                                                        (13,160)       (2,203)

       Total gains on investments                                                                 44,809         9,451


Notes to the Accounts continued

13.    GEOGRAPHICAL ANALYSIS OF INVESTMENTS


                                                                    31 December 2002              30 June 2002
                                                                       Group       Company         Group       Company
                                                                     GBP'000       GBP'000       GBP'000       GBP'000
       Funds and co-investments
       Europe
       United Kingdom                                                 13,344        12,603        14,996        14,163
       France                                                            488           488           655           655
       Germany                                                         8,496         4,229         7,480         3,928
       Italy                                                           1,642         1,642         1,863         1,863
       Spain                                                             930           930           797           797
       Pan Europe                                                    315,253       315,083       259,737       259,737

       Total Europe                                                  340,153       334,975       285,528       281,143

       Asia
       Asia Pacific                                                   37,800        26,192        29,512        15,657
       Japan                                                          15,918         7,835        17,058        13,869

       Total Asia                                                     53,718        34,027        46,570        29,526

       North America
       Canada                                                         26,524        26,524        26,065        26,065
       United States*                                                 63,564        63,517        64,660        64,614

       Total Americas                                                 90,088        90,041        90,725        90,679

       Total Funds and co-investments                                483,959       459,043       422,823       401,348

       Money market instruments
       Sterling denominated                                           10,000        10,000         7,884         7,884
       Euro denominated                                                3,911         3,911        14,457        14,457
       US dollar denominated                                               -             -         8,659         8,659

       Total money market investments                                 13,911        13,911        31,000        31,000

       Total Investment Portfolio                                    497,870       472,954       453,823       432,348


* Schroder Ventures International Life Sciences Funds I and II and International Life Sciences Fund III have been included within the United States.

All Funds held by the Group are unlisted. However, some of the underlying companies held within those Funds are listed. Included in the value of Total Funds and co-investments of GBP483,959,000 are listed investments amounting to GBP26,081,000 (30 June 2002: GBP38,700,000).

Significant interests in investment funds

Details of investments in which the Company or Group has an interest of 10% or more of any class of share/units are detailed in the list of investments on pages 17 to 20. All of these Funds are managed or advised by Schroder Ventures or Permira.

Notes to the Accounts continued

14.    INVESTMENTS IN SUBSIDIARIES

                                                                                              Six months    Year ended
                                                                                                   ended       30 June
                                                                                             31 December          2002
                                                                                                    2002       Company
                                                                                                 Company       GBP'000
                                                                                                 GBP'000

       Cost at the beginning of the period                                                        25,512        24,762
       Capital injection                                                                           1,500           750

       Cost at the end of the period                                                              27,012        25,512

       Net unrealised gain on investment                                                           1,908         4,048

       Market value at the end of the period                                                      28,920        29,560


Platinum Trust is included in the Company's balance sheet at its fair value of GBP25,920,000 (30 June 2002: GBP28,060,000). Schroder Ventures (London) Limited ("SVLL") is included at cost of GBP3,000,000 (30 June 2002: GBP1,500,000). Schroder Ventures North America Inc. and Schroder Ventures Boston Inc. are wholly owned subsidiaries of SVLL.


       Subsidiary undertakings at 31 December 2002:

                                                                           Number and   Group      Capital  Net revenue/
                                            Country of                       class of  holding         and     (deficit)
                                         registration,                   shares/units      %   reserves at         after
                                         incorporation                    held by the          31 December   tax for the
                                                   and                          Group                 2002    six months
                                             operation                                             GBP'000         ended
                                                                                                             31 December
                                                                                                                    2002
                                                                                                                 GBP'000

       Company and business
       Platinum Trust (unit trust)                            23,112,000 'A' units(1)     99)
       - investment                           Guernsey           900,000 'B' units(1)     90)       26,272          93
       Schroder Ventures (London) Limited
       - advisory and administration services       UK   3,000,000 Ordinary Shares(2)    100         1,973       (525)
       Schroder Ventures North America Inc
       - broker/dealer.                             US           500 Common Shares(3)    100           268          13
       Schroder Ventures Boston Inc.
       - investment advisor                         US           100 Common Shares(4)    100            62           -
       SVIIT Investment Managers Limited
       - investment manager                         UK         100 Ordinary Shares(5)    100             -           -



(1) On termination of Platinum Trust, the 'B' units (non-equity) are entitled to a return of the original amount subscribed. The 'A' units (equity) are entitled to the remaining net assets.

(2) The Company acquired 100 ordinary GBP1 shares in Schroder Ventures (London) Limited ("SVLL") for GBP100 on 18June 2001. On 26 June 2001, SVLL issued 749,900 ordinary GBP1 shares to the Company for GBP749,900. On 22April2002, SVLL issued a further 750,000 ordinary GBP1 shares to the Company for GBP750,000. On 19December 2002, SVLL issued a further 1,500,000 ordinary shares to the Company for GBP1,500,000.

(3) Schroder Ventures North America Inc. ("SVNA") is a subsidiary of SVLL. SVLL acquired SVNA on 18June 2001 for $50,000 and made a further capital injection of $250,000 in the year ended 30 June 2002.

(4) Schroder Ventures Boston Inc. ("SVBI") is also a subsidiary of SVLL. SVBI commenced operations on 1January 2003. SVLL acquired 100 shares for $100 on 13 December 2002.

(5) SVIIT Investment Managers Limited has not commenced operations. SVIIT acquired 100 shares for GBP100 on 16October 2002.

Notes to the Accounts continued


15.    DEBTORS
                                                                    31 December 2002              30 June 2002
                                                                       Group       Company         Group       Company
                                                                     GBP'000       GBP'000       GBP'000       GBP'000
       Amounts falling due within one year:
       Interest receivable                                                45            43            43            36
       Prepayments and other debtors                                   1,950         1,321         1,892         1,763
       Accrued investment advisory fee income                          2,495             -         1,613             -

                                                                       4,490         1,364         3,548         1,799


16.    CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR
                                                                    31 December 2002              30 June 2002
                                                                       Group       Company         Group       Company
                                                                     GBP'000       GBP'000       GBP'000       GBP'000
       Interest payable and similar charges                              219           219         1,488         1,488
       Other creditors and accruals                                    4,564           598         2,869           254

                                                                       4,783           817         4,357         1,742

The Group has in place a multicurrency revolving loan facility of EUR225 million with the Royal Bank of Scotland. During the period under review, the Company borrowed EUR38 million and US$2 million under this facility. The loans were fully repaid by 31 December 2002. No drawings were made in the previous year.


17.    CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                    31 December 2002              30 June 2002
                                                                       Group       Company         Group       Company
                                                                     GBP'000       GBP'000       GBP'000       GBP'000
       4.5% Subordinated Convertible Bonds 2011                       40,000        40,000        40,000        40,000
       Unamortised issue and listing costs                             (799)         (799)         (848)         (848)

                                                                      39,201        39,201        39,152        39,152


Creditors due after more than one year comprise GBP40 million nominal of 4.5% subordinated convertible bonds which mature on 21 November 2011. These bonds are convertible, at any time, into ordinary shares at a conversion price of 399p per share. Following the balance sheet date, GBP0.5 million nominal of bonds have been converted into 125,313 new ordinary shares.

In accordance with FRS 4 "Capital Instruments", issue costs are charged to the revenue account over the term of the capital instrument.

FRS 13 requires disclosure of the fair value of debt. The convertible bonds are listed on the London Stock Exchange, with UBS Warburg and Dresdner Kleinwort Wasserstein ("DKW") appointed as market makers. On 31 December 2002, the market makers were quoting a bid-offer spread of 75p to 125p. This equates to a fair valuation range of GBP30 - GBP50million for the bonds in issue.


18.    CONTINGENT LIABILITIES

The Company guarantees any drawings taken out by Platinum Trust under the EUR225 million loan facility (GBP146.7 million, translated at the balance sheet date). At 31 December 2002, no drawings had been made under the facility by the Platinum Trust (30June 2002: Nil).

Notes to the Accounts continued

19.    CAPITAL COMMITMENTS

At 31 December 2002, the Group had uncalled commitments to its Fund investments as follows:

                                                                                                Uncalled      Uncalled
                                                                                              commitment   commitment*
                                                                                                  (local          GBPm
                                                                                               currency)

       International Life Sciences Fund III                                                       $65.6m          40.8
       Permira Europe I                                                                          EUR6.9m           4.5
       Permira Europe II                                                                       EUR287.3m         187.2
       Schroder Canadian Buy-Out Fund II                                                          C$0.9m           0.4
       Schroder Canadian Buy-Out Fund III                                                        C$36.5m          14.3
       Schroder Ventures Asia Pacific Fund                                                        $34.9m          21.7
       Schroder Ventures International Life Sciences Fund II                                       $4.1m           2.5
       Schroder Ventures US Fund                                                                  $31.1m          19.3
       The Japan Venture Fund III                                                              YEN521.9m           2.7

       Total                                                                                                     293.4


*      Based on exchange rates at 31 December 2002.

       The total commitments shown above include GBP1.2m in relation to Funds held by Platinum Trust.


20.    SHARE CAPITAL

                                                                          31 December 2002              30 June 2002
                                                                         Group       Company         Group       Company
                                                                       GBP'000       GBP'000       GBP'000       GBP'000
       Authorised:
       150,000,000 shares of GBP1.00 each                              150,000       150,000       150,000       150,000

       Allotted, Called Up and Fully Paid:
       Opening and closing balance of 102,265,699                      102,266       102,266       102,266       102,266
       shares of GBP1.00 each

       Options over ordinary shares


During the six months ended 31 December 2002, no options were granted. Similarly, no options were exercised during the six months and none lapsed. At 31 December 2002, 4,253,363 (30 June 2002: 4,253,363) options to subscribe for ordinary shares were outstanding:


       Issue date                                                           Exercise price   31 December       30 June
                                                                                                    2002          2002
                                                                                                  Number        Number
                                                                                 per share      in issue      in issue

       June 2001                                                                    410.0p     2,813,407     2,813,407
       June 2001                                                                    405.5p        28,359        28,359
       April 2002                                                                   335.0p        34,774        34,774
       April 2002                                                                   334.5p     1,376,823     1,376,823

                                                                                               4,253,363     4,253,363


Further details of options over the Company's shares are given in the Remuneration Report on pages 28 and 29.

21.    SHARE PREMIUM ACCOUNT

                                                                         31 December 2002              30 June 2002
                                                                       Group       Company         Group       Company
                                                                     GBP'000       GBP'000       GBP'000       GBP'000


       Balance brought forward and carried forward                     7,453         7,453         7,453         7,453


Notes to the Accounts continued

22.    CAPITAL REDEMPTION RESERVE

                                                                         31 December 2002              30 June 2002
                                                                       Group       Company         Group       Company
                                                                     GBP'000       GBP'000       GBP'000       GBP'000

       Balance brought forward and carried forward                     3,204         3,204         3,204         3,204



23.    SHARE PURCHASE RESERVE

                                                                        31 December 2002              30 June 2002
                                                                       Group       Company         Group       Company
                                                                     GBP'000       GBP'000       GBP'000       GBP'000

       Balance brought forward and carried forward                    92,054        92,054        92,054        92,054



24.    CAPITAL RESERVE

                                                                        Six months ended               Year ended
                                                                        31 December 2002              30 June 2002
                                                                       Group       Company         Group       Company
                                                                     GBP'000       GBP'000       GBP'000       GBP'000

       Realised gains brought forward                                280,716       268,133       260,256       247,999
       Realised gains on venture fund distributions                   58,425        58,397        11,553        11,293
       Transfer on disposal                                           31,644        32,262         8,504         8,571
       Realised exchange gains/(losses) on currency balances             591           629            42          (91)
       Realised exchange losses on loans                               (901)         (901)             -             -
       Realised exchange (losses)/gains on sale of money               (428)         (428)           361           361
       market instruments

       Realised gains carried forward                                370,047       358,092       280,716       268,133

       Unrealised losses brought forward                            (64,011)      (51,450)      (51,321)      (39,292)
       Increase in unrealised losses on venture funds               (15,456)      (13,196)       (4,258)       (2,259)
       Transfer on disposal                                         (31,644)      (32,262)       (8,504)       (8,571)
       Decrease in unrealised gains on subsidiary undertakings             -       (2,140)             -       (1,384)
       Increase in unrealised exchange gains on money market              36            36            56            56
       instruments
       Minority interest - equity                                         23             -            16             -

       Unrealised losses carried forward                           (111,052)      (99,012)      (64,011)      (51,450)

       Balance carried forward                                       258,995       259,080       216,705       216,683



25.    REVENUE RESERVE

                                                                         Six months ended               Year ended
                                                                         31 December 2002              30 June 2002
                                                                       Group       Company         Group       Company
                                                                     GBP'000       GBP'000       GBP'000       GBP'000

       Balance brought forward                                         1,405         1,951         2,960         3,188
       Transfer to revenue account                                   (2,185)       (1,757)       (1,555)       (1,237)

       Balance carried forward                                         (780)           194         1,405         1,951

Notes to the Accounts continued

26.    RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                         Six months ended               Year ended
                                                                         31 December 2002              30 June 2002
                                                                       Group       Company         Group       Company
                                                                     GBP'000       GBP'000       GBP'000       GBP'000

       Deficit attributable to equity shareholders                   (2,185)       (1,757)       (1,555)       (1,237)
       Dividends                                                           -             -             -             -

       Deficit on revenue account                                    (2,185)       (1,757)       (1,555)       (1,237)
       Non-distributable capital gain for the period                  42,290        42,397         7,770         7,976

       Net addition to shareholders' funds                            40,105        40,640         6,215         6,739
       Shareholders' funds brought forward                           423,087       423,611       416,872       416,872

       Shareholders' funds carried forward                           463,192       464,251       423,087       423,611


27.    NET ASSET VALUE PER ORDINARY SHARE

Calculation of the net asset values per share are based on Group net assets of GBP463,192,000 (30 June 2002: GBP423,087,000), Company net assets of
GBP464,251,000 (30 June 2002:  GBP423,611,000)  and on 102,265,699 (30June 2002:
102,265,699) ordinary shares in issue at the year end.

The Group and Company diluted net asset values per share assume the GBP40 million convertible bonds are converted at the balance sheet date at an exercise price of 399p into 10,025,062 new shares (30 June 2002: exercise price of 410p into 9,756,097 new shares). The conversion price of the bonds was adjusted downwards from 410p to 399p with effect from 8 November 2002.

The Group and Company diluted net asset values per share also assume that share options (note 20) with a strike price lower than the undiluted net asset value per share are exercised at the balance sheet date. This would result in the issue of 4,253,363 ordinary shares (30 June 2002: 4,253,363) for consideration of GBP16,372,000 (30June 2002: GBP16,372,000).

Therefore, the calculation of the diluted net asset values per share are based on Group net assets of GBP519,564,000 (30June 2002: GBP479,459,000), Company net assets of GBP520,623,000 (30 June 2002: GBP479,983,000) and on 116,544,124
ordinary shares (30 June 2002: 116,275,159) in issue at the year end.


28. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW/(OUTFLOW) FROM OPERATING ACTIVITIES


                                                                                              Six months          Year
                                                                                                   Ended         ended
                                                                                             31 December       30 June
                                                                                                    2002          2002
                                                                                                   Group         Group
                                                                                                 GBP'000       GBP'000

       Net (deficit)/return before finance costs and taxation                                      (697)           384
       Foreign exchange losses/(gains) credited to the revenue account                                17           (3)
       Increase in accrued income                                                                  (861)         (604)
       Increase in debtors                                                                          (24)          (15)
       Increase in creditors                                                                       1,657            27

       Net cash inflow/(outflow) from operating activities                                            92         (211)

Notes to the Accounts continued

29.    ANALYSIS OF CHANGES IN NET (DEBT)/FUNDS

                                   At 1 July  Exchange                     At        At  Exchange                   At
                                               (loss)/      Cash  31 December    1 July      gain       Cash   30 June
                                        2002      gain      Flow         2002      2001                 Flow      2002
                                     GBP'000   GBP'000   GBP'000      GBP'000   GBP'000   GBP'000    GBP'000   GBP'000

       Cash at bank                    9,303       574   (4,990)        4,887     7,191        45      2,067     9,303
       Debt due:
       Within one year                     -         -         -            -         -         -          -         -
       After more than one year     (39,152)         -      (49)     (39,201)         -         -   (39,152)  (39,152)

       Net (debt)/funds             (29,849)       574   (5,039)     (34,314)     7,191        45   (37,085)  (29,849)


30.    RELATED PARTY TRANSACTIONS

The Company has appointed Schroder Investment Management Limited ("SIM"), a wholly owned subsidiary of Schroders plc, to provide company secretarial and administrative services. Under the terms of this agreement, SIM is entitled to receive an annual fee equal to the greater of GBP75,000 or the aggregate of (i) 0.12% per annum of the first GBP50million of net assets, (ii) 0.06% per annum of the next GBP50 million of such net assets and (iii) 0.04% of the remaining net assets. The agreement is subject to a four-month notice period. The total fees, including VAT, paid or payable to SIM for these services in respect of the six months to 31 December 2002 was GBP144,000 (year to 30 June 2002: GBP246,000), all of which was outstanding at the balance sheet date. In addition, SIM receives fees for the provision of taxation services to the Company. The total fees paid or payable to SIM for these services in respect of the six months to 31December 2002 was GBP15,000 (year to 30 June 2002: GBP22,000), of which GBP11,000 was outstanding at the balance sheet date.

In consideration for its management of the Company's money market portfolio, Schroder Investment Management (UK) Limited ("SIMUK") receives a fee based on the average value of the Company's month-end cash and money market portfolio, excluding funds managed by SIMUK, calculated at the rate of 0.10% per annum on the first GBP75million of assets, 0.05% on the next GBP75 million and 0.03% thereafter, subject to a minimum fee of GBP20,000 per annum. The total fees, including VAT, paid or payable for these services in respect of the six months to 31December 2002 was GBP18,000 (year to 30 June 2002: GBP25,000); GBP29,000 was outstanding at the balance sheet date. At 31 December 2002, SVIIT held an investment of GBP10 million in the Schroder Offshore Cash Fund.

SIM has also provided investment trust dealing services. The total cost to the Company of this service, payable to Lloyds TSB Registrars, for the six months to 31 December 2002 was GBP12,000 (year to 30 June 2002: GBP21,000).

On 22 April 2002, Schroders Ventures (London) Limited, a wholly owned subsidiary of Schroder Ventures International Investment Trust plc ("SVIIT"), assigned a debt in respect of a future revenue stream of GBP1million due from Schroder Investment Management (Ireland) Limited ("SIMIL") to SVIIT for consideration of GBP1million. During the period under review, GBP338,000 was repaid by SIMIL, leaving an outstanding debt of GBP662,000 at 31December 2002. An additional GBP210,000 has been repaid after the balance sheet date.

John McLachlan and Nicholas Ferguson are members of the Advisory Committees of certain of the Schroder Ventures' and Permira funds in which the Company invests.

Nicholas Ferguson and members of his family and Andrew Williams have an interest in the Carried Interest in respect of certain Funds. Nicholas Ferguson and Andrew Williams have forgone a portion of their entitlement to Carried Interest on existing Funds and any entitlement they may have to Carried Interest on future Schroder Ventures or Permira funds in return for share options granted by the Company under the Executive Share Option Plan. Nicholas Ferguson and Andrew Williams also participate in the Schroder Ventures Co-Investment Scheme and Schroder Ventures Investments Limited.

Notes to the Accounts continued

31.    RISK

The following disclosures relating to the risks faced by the company are provided in accordance with Financial Reporting Standard 13, "Derivatives and other financial instruments disclosures".

Financial instruments and risk profile

The Company's principal investment objective is to achieve capital appreciation by investing primarily in an international portfolio of buy-out and development capital funds, which are managed or advised by Schroder Ventures or Permira. These investments are typically illiquid. In addition, the Company holds money market instruments, cash and short-term deposits and various items such as debtors and creditors that arise directly from its operations. These financial instruments held by the Company are generally liquid.

The holding of securities, investing activities and associated financing undertaken pursuant to this objective involves certain inherent risks. Events may occur that would result in either a reduction in the Company's net assets or a reduction of revenue profits available for dividend.

As an investment trust, the Company invests in securities for the long term. The Company has not taken out any derivatives contracts to date.

Currency risk

The Company is exposed to currency risk directly since the majority of its assets and liabilities are denominated in foreign currency and their sterling value can be significantly affected by movements in foreign exchange rates. The Company does not normally hedge against foreign currency movements affecting the value of its investments, but takes account of this risk when making investment decisions.

Interest rate risk

The Company's revenue will be affected by changes in prevailing interest rates since the majority of its income derives from money market instruments and bank deposit interest. The effect of interest rate changes on the valuation of investments forms part of valuation risk, which is considered separately below.

Financial assets of the Group

                                                                    Floating         Fixed  Non-interest         Total
                                                                        Rate          Rate       Bearing
                                                                     GBP'000       GBP'000       GBP'000       GBP'000
       Currency denomination of assets at 31 December 2002:
       Sterling                                                       14,765             -        17,834        32,599
       Euro                                                            3,989             -       326,809       330,798
       US dollar                                                          31             -       101,364       101,395
       Japanese yen                                                        -             -        15,918        15,918
       Canadian dollar                                                    13             -        26,524        26,537

                                                                      18,798             -       488,449       507,247


                                                                    Floating         Fixed  Non-interest
                                                                        Rate          Rate       Bearing         Total
                                                                     GBP'000       GBP'000       GBP'000       GBP'000
       Currency denomination of assets at 30 June 2002:
       Sterling                                                        5,896         7,884        18,544        32,324
       Euro                                                            3,274        14,457       270,532       288,263
       US dollar                                                         128         8,659        94,172       102,959
       Japanese yen                                                        -             -        17,058        17,058
       Canadian dollar                                                     5             -        26,065        26,070

                                                                       9,303        31,000       426,371       466,674

Notes to the Accounts continued

31.    RISK continued

Floating rate assets consist of short-term deposits and money market funds. Non-interest bearing assets represent the Funds and co-investments, and other short-term debtors. Fixed rate assets comprise treasury bills, net of outstanding redemptions, and can be further analysed as follows:

       Fixed rate financial assets

                                                          31 December 2002                    30 June 2002

                                                  Weighted average Weighted average  Weighted average Weighted average
                                                          Interest  period on which          Interest  period on which
                                                              rate    rate is based              rate    rate is based

       Euro                                                      -                -             3.00%          30 days
       US dollars                                                -                -             1.50%          23 days
       Sterling                                                  -                -             3.16%          24 days


Financial liabilities of the Group

The Company issued GBP40 million nominal of 10 year 4.5% subordinated convertible bonds in November 2001. The Company does not have any other borrowings at the balance sheet date, although it does have in place a loan facility of EUR225 million with The Royal Bank of Scotland plc.

The main risk arising from the Company's financial instruments is valuation risk. The Board reviews and agrees policy for managing this risk as summarised below. This policy has remained substantially unchanged since the launch of the Company.

Valuation risk

The Company's exposure to valuation risk comprises mainly movements in the value of its underlying investments. A breakdown of the Fund portfolio is given on pages 17 to 20 and a detailed analysis of the twenty largest underlying companies is given on pages 12 to 16. In accordance with the Company's accounting policies, set out on pages 35 to 37, all underlying investments are valued by the Directors in accordance with the current guidelines issued by the British Venture Capital Association ("BVCA"), adopting the overriding BVCA principle that the value should be a fair one. The Company does not hedge against movements in the value of these investments. Uncertainty arises as a result of future changes in the valuation of the Company's underlying investments, the majority of which are unquoted, and the effect changes in exchange rates may have in the sterling value of these investments. Development Stage Equity Investments and Early Stage Equity Investments, by their nature, involve uncertainty as to the ultimate value likely to be realised on the disposal of those investments, particularly as their unquoted nature means that a ready market may not exist for them.

The Company's sensitivity to valuation risk will be affected by changes in levels of borrowing and liquidity, as approved by the Board. At 31 December 2002, a 10% movement in the valuation of the Group's Fund portfolio and co-investments would result in a 10% change in net asset value per share.

The Directors believe that the diversified nature of the Company's portfolio and the number of underlying investments in the Funds significantly reduces the risks normally associated with making investments in the buy-out and development capital markets.

Holdings risk

In certain circumstances, the Company may wish to transfer its holdings in particular Funds. In a majority of the Funds in which the Company will invest, the general partner, trustee or manager has the ultimate right, similar to that exercisable by a board of a private company, to refuse to register the transfer of an interest. While the Company has no reason to believe that any request for the transfer of an interest would be refused, it is of course conceivable that the general partner's, trustee's or manager's overriding fiduciary duty could result in its refusing to register a particular transfer proposed by the Company.

If as a consequence of a failure to pay a call, the Company is treated as a defaulting investor under the relevant Fund, it will suffer a resultant dilution in interest and possibly the compulsory sale of its interest.

Consolidated Statement of Total Return - in Euros
(translated into euros - unaudited)

                                                           For the six months ended          For the year ended
                                                               31 December 2002                 30 June 2002
                                                           Revenue    Capital     Total   Revenue    Capital     Total
                                                           EUR'000    EUR'000   EUR'000   EUR'000    EUR'000   EUR'000

Realised gains on investments                                    -     91,003    91,003         -     19,226    19,226
Unrealised losses on investments                                 -   (24,196)  (24,196)         -    (6,781)   (6,781)

Gains on investments                                             -     66,807    66,807         -     12,445    12,445
Foreign exchange losses on loans                                 -    (1,414)   (1,414)         -          -         -
Foreign exchange (losses)/gains on currency balances          (27)        928       901         5         68        73
Income                                                       5,312          -     5,312    12,385          -    12,385
Expenses                                                   (6,378)          -   (6,050)  (11,769)          -  (11,769)

Net (deficit)/return before finance costs and taxation     (1,093)     66,321    65,228       621     12,513    13,134
Interest payable and similar charges                       (2,390)          -   (2,390)   (2,957)          -   (2,957)

Net (deficit)/return on ordinary activities before         (3,483)     66,321    62,838   (2,336)     12,513    10,177
taxation
Tax on ordinary activities                                      56          -        56     (170)          -     (170)

(Deficit)/return on ordinary activities after tax for      (3,427)     66,321    62,894   (2,506)     12,513    10,007
the period
Minority interest - equity                                     (2)         36        34       (3)         26        23

(Deficit)/return on ordinary activities after tax and      (3,429)     66,357    62,928   (2,509)     12,539    10,030
minority interest for the period attributable to equity
shareholders
Dividends                                                        -          -         -         -          -         -

                                                           (3,429)     66,357    62,928   (2,509)     12,539    10,030
Exchange gain/(loss) on translation                             62    (3,468)   (3,406)     (239)   (25,182)  (25,421)

Transfer (from)/to reserves                                (3,367)     62,889    59,522   (2,748)   (12,643)  (15,391)

Return per ordinary share                                EUR(0.03)    EUR0.65   EUR0.62 EUR(0.02)    EUR0.12   EUR0.10


The information on pages 53 to 55 is for illustrative purposes and does not form part of the audited financial statements. The returns for the six months have been translated into euros at an average rate of GBP1: EUR1.5691 (year ended 30June 2002: GBP1: EUR1.6138).

Balance Sheets - in Euros
(translated into euros - unaudited)

                                                         At 31 December 2002                    At 30 June 2002
                                                              Group       Company                 Group        Company
                                                            EUR'000       EUR'000               EUR'000        EUR'000

TANGIBLE FIXED ASSETS                                           433             -                   457              -

                                                                433             -                   457              -

INVESTMENTS
Funds and co-investments                                    742,490       704,264               652,585        619,441
Money market instruments                                     21,342        21,342                47,845         47,845
Investment in subsidiaries                                        -        44,369                     -         45,623

                                                            763,832       769,975               700,430        712,909

CURRENT ASSETS
Debtors                                                       6,887         2,091                 5,476          2,777
Cash at bank and short-term deposits                          7,498         1,582                14,358          1,231

                                                             14,385         3,673                19,834          4,008

CURRENT LIABILITIES
Creditors: amounts falling due within one year                7,338         1,253                 6,725          2,689

NET CURRENT ASSETS                                            7,047         2,420                13,109          1,319

TOTAL ASSETS LESS CURRENT LIABILITIES                       771,312       772,395               713,996        714,228
Creditors: amounts falling due after more than one
year                                                         60,142        60,142                60,427         60,427
Minority interest - non-equity                                  153             -                   154              -
Minority interest - equity                                      388             -                   423              -

NET ASSETS                                                  710,629       712,253               652,992        653,801

CAPITAL AND RESERVES
Called up share capital                                     156,896       156,896               157,837        157,837
Share premium account                                        11,434        11,434                11,503         11,503
Share purchase reserve                                        4,916         4,916                 4,945          4,945
Capital redemption reserve                                  141,229       141,229               142,076        142,076
Capital reserve                                             397,351       397,481               334,462        334,429
Revenue reserve                                             (1,197)           298                 2,169          3,011

EQUITY SHAREHOLDERS' FUNDS                                  710,629       712,254               652,992        653,801

Net asset value per ordinary share                          EUR6.95                             EUR6.39



The information on pages 53 to 55 is for illustrative purposes and does not form part of the audited financial statements. The consolidated balance sheet has been translated into euros at a rate of GBP1: EUR1.5342 (30 June 2002: GBP1:
EUR1.5434), being the closing exchange rate on the balance sheet date.

Consolidated Cash Flow Statement - in Euros
(translated into euros - unaudited)

                                                                                   For the six months     For the year
                                                                                                ended            ended
                                                                                     31 December 2002     30 June 2002
                                                                                              EUR'000          EUR'000
OPERATING ACTIVITIES
Income received on investments                                                                    690            2,529
Bank interest received                                                                            358              733
Investment advisory fee income received                                                         2,914            8,145
Administrative expenses paid                                                                  (3,818)         (11,747)

Net cash inflow/(outflow) from operating activities                                               144            (340)

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest paid                                                                                 (2,826)                -
Loan facility finance costs                                                                     (995)            (888)

Net cash outflow from returns on investments and servicing of finance                         (3,821)            (888)

TAXATION
Overseas tax suffered                                                                            (38)            (189)

Total tax paid                                                                                   (38)            (189)

capital expenditure and FINANCIAL INVESTMENT
Purchase of money market instruments                                                        (200,526)        (511,126)
Purchase of tangible fixed assets                                                                (53)            (502)
Sale of money market instruments                                                              226,726          501,879
Calls paid                                                                                  (192,493)        (125,024)
Capital distributions received                                                                163,987           79,035

Net cash outflow from capital expenditure and financial investment                            (2,359)         (55,738)

EQUITY DIVIDENDS PAID
Dividends                                                                                           -          (2,971)

Total dividends paid                                                                                -          (2,971)

FINANCING
Drawdown from loan facility                                                                    39,400                -
Repayment of loan facility                                                                   (40,814)                -
Proceeds from convertible bond issue                                                                -           64,551
Issue and listing costs of convertible bonds                                                    (342)          (1,089)

Net cash (outflow)/inflow from financing                                                      (1,756)           63,462

NET CASH (OUTFLOW)/INFLOW                                                                     (7,830)            3,336



RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET (debt)/FUNDS
                                                                                   For the six months     For the year
                                                                                                ended            ended
                                                                                     31 December 2002     30 June 2002
                                                                                              EUR'000          EUR'000

(Decrease)/increase in cash during the period                                                 (7,830)            3,336
Exchange gain on currency balances                                                                901               73
Exchange movement on translation                                                                  434            (997)
Increase in convertible bonds                                                                    (80)         (60,427)

Change in net debt                                                                            (6,575)         (58,015)
Net (debt)/funds at the beginning of the period                                              (46,069)           11,946

Net debt at the end of the period                                                            (52,644)         (46,069)



The information on pages 53 to 55 is for illustrative purposes and does not form part of the audited financial statements. The cash flows for the six months have been translated into euros at an average rate of GBP1: EUR1.5691 (year ended 30June 2002: GBP1:EUR1.6138).

Company Summary

THE COMPANY

Schroder Ventures International Investment Trust plc carries on business as an investment trust and it is listed on the London Stock Exchange. The Company's principal investment objective is to achieve capital appreciation by investing primarily in an international portfolio of buy-out and development capital funds, which are managed and advised by Schroder Ventures or Permira. To complement this investment objective and address the growing recognition of private equity in investment portfolios, the Company acquired Schroder Ventures (London) Limited ("SVLL") and its subsidiary Schroder Ventures North America Inc. ("SVNA"). The acquisition of SVLL and SVNA has provided the Company with a team dedicated to the structure and marketing of products for investment in private equity as well as continuing to advise the Board on its management of the affairs of the Company.

Investment trust companies are able to switch investments without liability for capital gains tax. This, together with the advantages of professional management and spread of risk, makes investment trusts a valuable investment medium.

In order to obtain exemption from capital gains tax the Company conducts itself with a view to being an approved investment trust for the purposes of Section 842 of the United Kingdom Income and Corporation Taxes Act 1988 (as amended). The Company is not a close company for taxation purposes.

INFORMATION FOR SHAREHOLDERS

The Company's shares and Subordinated Convertible bonds are listed on the London Stock Exchange. The stock exchange code for the shares is SVI and for the bonds is SVIC. The price of the shares is quoted daily in the Financial Times, The Daily Telegraph and The Times.

Real time share information for the Shares is available on the FT Cityline by dialing: 0906 843 1432. Calls are charged at 60p per minute at all times.

The net asset value is calculated at 30June and 31December each year following an extensive valuation procedure. Due to the nature of the Company's investments, it is not practicable to publish the net asset value on a more frequent basis.

A  factsheet  containing   information  including  the  diversification  of  the
portfolio and the Company's largest investments is published quarterly and is available on request from the Secretary.

WEB SITE

The Company's dedicated Web Site may be found at www.sviit.co.uk. The site contains details of all press releases published by the Company, share price information, copies of the Annual Report and Accounts and Interim Report and Accounts, and a Newssheet which incorporates information on recent transactions, a comprehensive analysis of the Company's Portfolio and detailed market commentary. The Newssheet is distributed to the shareholders of the Company. The site also contains links to Schroder Ventures, Permira and Schroders sites.

CAPITAL GAINS TAX INFORMATION

For the 2002/2003 tax year, the annual capital gains of private individuals in excess of GBP7,700 (2001/2002: GBP7,500) are assessed for capital gains tax.

Capital gains on shares disposed of by individuals may be eligible for taper relief. The taper reduces the amount of a chargeable gain according to how long the asset has been held for periods after 5 April 1998.

Where shares were acquired before 6 April 1998, the capital gain will also be reduced by indexation allowance for the period up to April 1998, but not thereafter.

For the benefit of those shareholders who acquired their holdings in exchange for their interests in Schroder Ventures' funds, the acquisition cost of the shares for capital gains tax purposes based upon initial dealings on 23May 1996 was as follows:

Each ordinary share of GBP1: 191.50p.

The acquisition cost of the Subordinated Convertible bonds for capital gains tax purposes based upon the original purchase price was as follows:

Each  41/2%   Subordinated   Convertible  Bond  of  GBP100,000   nominal  value:
GBP100,000.

Company Summary continued

ASSOCIATION OF INVESTMENT TRUST COMPANIES

The Company is a member of the Association of Investment Trust Companies, which produces monthly publications of detailed information on the majority of investment trusts. Copies of these publications can be obtained by subscription on application to the Association of Investment Trust Companies, Durrant House, 8-13 Chiswell Street, London EC1Y 4YY.

The aims of the Association are to protect and promote the interests of member companies and their shareholders by:

- taking specific action to safeguard and to improve the fiscal and regulatory regime for member companies and their shareholders

- improving investor awareness of investment trusts through education, publicity and the provision of reliable statistical and other information

- encouraging commitment to good practice and high professional standards in the industry.


SCHRODER INVESTMENT TRUST DEALING SERVICE

The Schroder Investment Trust Dealing Service provides a convenient and cost effective means of investing in the ordinary shares of the Company. The Service offers investors:

-  a regular investment option from a minimum of GBP50 per month

-  a lump sum investment option from a minimum of GBP1,000

-  daily dealing

-  competitive charges

-  the option to reinvest income.

Other investment trusts which are available through this service are Schroder AsiaPacific Fund plc, Schroder Emerging Countries Fund plc, Schroder Income Growth Fund plc, Schroder Japan Growth Fund plc, Schroder Split Investment Fund plc, Schroder Split ZDP plc, Schroder UK Growth Fund plc and International Biotechnology Trust plc.

INDIVIDUAL SAVINGS ACCOUNT - SCHRODER MAXI ISA PLAN

The Schroder ISA offers investors:

- lump sum investments in the ordinary shares of the Company from a minimum of GBP1,000 to a maximum of GBP7,000 in the current tax year

-  a regular investment option from a minimum of GBP50 per month

-  competitive charges

-  the option to reinvest income

-  the option to include other trusts.

If you would like further information about the Schroder Investment Trust Dealing Service or the Schroder Maxi ISA, please contact the Secretary of the Company at 31Gresham Street, London EC2V 7QA or call Schroder Investor Services on freephone 0800 718 777.

REGISTRAR SERVICES

Communications with shareholders are mailed to the address held on the share register. Any notifications and enquiries relating to registered share holdings, including a change of address or other amendment should be directed to Lloyds TSB Registrars Scotland at PO Box 28448, Finance House, Orchard Brae, Edinburgh EH41WQ. The helpline telephone number of Lloyds TSB Registrars is 0870 601 5366.

Lloyds TSB Registrars Scotland maintain a web-based enquiry service for shareholders. Currently the "Shareview" site (address below) contains information available on public registers. Shareholders will be invited to enter their name, shareholder reference (account number) and post code and will be able to view information on their own holding.

Visit www.shareview.co.uk for more details.

JP Morgan Chase Bank act as Registrar for the Subordinated Convertible bonds. Any notifications and enquiries relating to Subordinated Convertible bonds should be directed to JPMorgan Chase Bank, Trinity Tower, 9Thomas More Street, London E1N 1YT.

Information for Shareholders

FINANCIAL CALENDAR FROM 2003

31 December                 Company's year end

March                       Preliminary results for the financial year announced

March                       Annual Report published

April                       Annual General Meeting

September                   Interim Results announced

October                     Interim Report published



ANALYSIS OF REGISTER OF SHAREHOLDERS

                                                                                                                Shares
                                                                                                                     %
At 31 December 2002
% of issued shares held by:
Private individuals                                                                                               1.19
Banks and Nominee Companies*                                                                                     73.57
Pension Funds and Insurance Companies                                                                            14.09
Other Institutions                                                                                               11.15

                                                                                                                100.00

Total number of holders                                                                                          1,319



*Some of the nominee company holdings include a large number of private individuals.

Proposal Relating to Transfer of Assets to New Investment Vehicle (P123)

SVIIT is proposing to transfer a portion of its limited partnership interests in Permira Europe I and Permira EuropeII (the Interests) to a new fund of funds, P123 in return for shares in P123. It is anticipated that P123 will also separately make a substantial commitment to Permira EuropeIII, which was launched this month, thereby giving it interests in Permira Europe I, II and
III. Your Directors are seeking Shareholders' approval for the proposed transfer of the Interests to, and the related arrangements to be made with, P123 at the forthcoming Annual General Meeting.

SVIIT will not hold more than 50% of the issued share capital of P123 with the balance of the share capital being placed with other investors.

The Interests will be valued using the most recent BVCA valuation received from the managers of Permira Europe I and II, adjusted for payments made by SVIIT and receipts from the two funds in relation to the Interests since the valuation date. In addition, the valuations will be adjusted for any realisations by Permira Europe I and II since the valuation date that are not distributed to SVIIT.

The effect of the proposed transaction is that SVIIT will have a smaller interest in Permira Europe I and II represented by SVIIT's remaining direct limited partnership interests and also indirectly by its shareholding in P123. P123 will assume SVIIT's uncalled commitments relating to the Interests transferred. The transaction will allow SVIIT a greater exposure to Permira Europe III through both a direct commitment to that fund and also through an indirect interest by virtue of SVIIT's shareholding in P123.

It is not anticipated that SVIIT will transfer Interests representing more than EUR150 million of unrealised underlying investments and EUR50 million of uncalled commitments. The precise amount of Interests to be transferred will depend on the net asset value of the Interests and the number of shares placed with other investors.

SVIIT proposes retaining its shares in P123. Ultimately, once all P123's outstanding obligations and expenses have beenmet, P123 would be expected to distribute any realisations from Permira Europe I, II and III to its shareholders, including SVIIT.

Subsidiaries of SVIIT will act as investment manager (subject to appropriate Financial Services Authority authorisation) and investment adviser to P123 and receive fees for performing those services.

Assuming approval of the shareholders in principle at the forthcoming Annual General Meeting, implementation of the proposal is subject principally to: (i) finalising the terms of the offering of shares in P123; (ii) the successful placing of shares in P123; and (iii) resolution, to the satisfaction of the Directors, of the final terms and conditions of the transfer by SVIIT of the Interests and any related arrangements.

An offering document for shares in P123 is expected to be published in the second quarter of 2003.

Your Directors consider the proposed transfer by the Company of a portion of its interests in Permira EuropeI and Permira Europe II to, and the related arrangements to be made with, P123, as described above, to be in the best interests of SVIIT and its shareholders as a whole. Accordingly, the Directors unanimously recommend that Shareholders vote in favour of resolution 9 to be proposed at the forthcoming AGM as they intend to do in respect of their own beneficial holdings of SVIIT shares.

Notice and Agenda

NOTICE is hereby given that the seventh Annual General Meeting of Schroder Ventures International Investment Trust plc will be held at 12.00 noon on Friday 25 April 2003 at 31 Gresham Street, London EC2V 7QA, to consider and, if thought fit, pass the following resolutions, of which resolutions 1 to 9 will be proposed as Ordinary Resolutions and resolutions 10 and 11 will be proposed as Special Resolutions:

1. That the Report of the Directors and the Accounts for the six months ended 31 December 2002 be adopted.

2. That the Directors' Remuneration Report for the six months ended 31 December 2002 be adopted.

3.  That Mr Denis Raeburn be re-elected as a Director of the Company.

4.  That Mr John McLachlan be re-elected as a Director of the Company.

5.  That Mr Nicholas Ferguson be re-elected as a Director of the Company.

6.  That Ernst & Young LLP be re-appointed as Auditors of the Company.

7.  That the Board be authorised to agree the Auditors' remuneration.

8. That, in substitution for the authority granted at the Company's Annual General Meeting held on 26 November 2002, the Board be and is hereby generally and unconditionally authorised to exercise all powers of the Company to allot relevant securities (within the meaning of Section 80 of the Companies Act
1985):

   (a) up to an aggregate nominal amount of GBP1,023,910 (equivalent to 1 per cent. of the issued ordinary share capital of the Company as at 21 March 2003) in connection with the Schroder Ventures International Investment Trust plc Executive Share Option Plan 2001;and

   (b) up to an aggregate nominal amount of GBP34,130,337 (equivalent to one-third of the issued ordinary share capital of the Company as at 21 March 2003),

which authority shall expire at the conclusion of the next Annual General Meeting of the Company after the passing of this resolution (unless previously revoked or varied by the Company in general meeting) save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Board may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred hereby had not expired.

9. That the proposed transfer by the Company of a portion of its interests in Permira Europe I and Permira EuropeII, to and the related arrangements to be made with, P123, as described in the December 2002 Report and Accounts be and are hereby approved, and that the Directors of the Company be and are hereby authorised to take all such steps as may be necessary or appropriate in relation thereto and to carry the same into effect with such modifications, variations, revisions or amendments as they (or any committee of the Directors) shall deem necessary or appropriate.

10. That, in substitution for the authority granted at the Company's Annual General Meeting held on 26 November 2002, the Board be and is hereby empowered, pursuant to Section 95 of the Companies Act 1985, to allot equity securities (within the meaning of Section 94 of the said Act) for cash, pursuant to the authority conferred by resolution8 above, as if sub-section (1) of Section 89 of the said Act did not apply to any such allotment, PROVIDED THAT this power shall be limited to:

    (a) the allotment of equity securities up to an aggregate nominal amount of GBP1,023,910 (equivalent to 1 per cent. of the issued ordinary share capital of the Company as at 21 March 2003) in connection with the Schroder Ventures International Investment Trust plc Executive Share Option Plan 2001;


    (b) the allotment of equity securities in connection with a rights issue, open offer or any other pre-emptive offer in favour of ordinary shareholders where the equity securities respectively attributable to the interests of ordinary shareholders on a fixed record date are proportionate (as nearly as may be) to the respective numbers of ordinary shares held by them (subject to such exclusions or other arrangements as the Board may deem necessary or expedient to deal with fractional entitlements or legal or practical problems arising in any overseas territory, the requirements of any regulatory body or stock exchange or any other matter whatsoever); and

    (c) the allotment (otherwise than pursuant to sub-paragraphs (a) and (b) above) of equity securities up to an aggregate nominal amount of GBP10,239,101 (equivalent to 10 per cent. of the issued ordinary share capital of the Company as at 21 March 2003), and shall expire at the conclusion of the next Annual General Meeting of the Company after the passing of this resolution, save that the Company may before such expiry make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Board may allot equity securities in pursuance of such an offer or agreement as if the power conferred hereby had not expired.

Notice and Agenda continued

11. That the Company be and is hereby generally and unconditionally authorised in accordance with Section 166 of the Companies Act 1985 to make market purchases (within the meaning of Section 163 of the said Act) of ordinary shares of GBP1.00 each in the capital of the Company ("Shares"), provided that:

    (a) the maximum number of Shares hereby authorised to be purchased shall be 15,348,412 (equivalent to 14.99per cent. of the issued ordinary share capital of the Company as at 21March 2003);

    (b) the minimum price which may be paid for a Share is GBP1.00;

    (c) the maximum price which may be paid for a Share is an amount equal to 105 per cent. of the average of the middle market quotations for a Share taken from the London Stock Exchange Daily Official List for the five business days immediately preceding the day on which the Share is purchased;

    (d) purchases may only be made pursuant to this authority if the Shares are (at the date of the proposed purchase) trading on the London Stock Exchange at a discount to the net asset value;

    (e) the authority hereby conferred shall expire at the conclusion of the next Annual General Meeting of the Company after the passing of this resolution unless such authority is renewed prior to such time; and

    (f) the Company may make a contract to purchase Shares under the authority hereby conferred prior to the expiry of such authority which will or may be executed wholly or partly after the expiration of such authority and may make a purchase of Shares pursuant to any such contract.


Registered Office:
31 Gresham Street
London EC2V 7QA

By Order of the Board
Schroder Investment Management Limited
Secretary

27 March 2003

Notice and Agenda continued

NOTES

1. A member of the Company entitled to attend and vote at the Meeting may appoint a proxy or proxies to attend and on a poll to vote in his or her stead. A proxy need not be a member of the Company. Forms appointing proxies must be lodged with the Company's Registrar not less than 48 hours before the time appointed for the Meeting. The completion and return of a form of proxy will not preclude a member entitled to attend and vote in person at the Meeting from doing so if he or she wishes.

2. In accordance with the requirements of the Companies Act 1985, a statement of all transactions of each Director and of his family interests in the shares of the Company will be available for inspection by any member of the Company at the registered office of the Company, 31Gresham Street, London EC2V 7QA, during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) and by any person attending the Annual General Meeting, during the continuance of the Meeting. None of the Directors have a contract of service with the Company.

3. Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, the Company has specified that only those Shareholders registered in the Register of Members of the Company at 12.00noon on 23 April 2003 shall be entitled to attend and vote at the meeting in respect of the number of Shares registered in their name at that time. Changes to the Register of Members after 12.00noon on 23 April 2003 shall be disregarded in determining the right of any person to attend and vote at the meeting.

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Glossary

INVESTMENT STAGES:
Early Stage

-   Seed
    Financing provided to allow a business concept to be developed, perhaps involving production of prototypes and additional research, prior to bringing a product to market.

-   Start-up
    Financing provided to companies for the use in product development and initial marketing. Companies may be in the process of being set up or may have been in business for a short time, but have not sold their product commercially.

-   Other early stage
    Financing provided to companies that have completed the product development stage and require further funds to initiate commercial manufacturing and sales. They will not yet be generating profit.

Late Stage

-   Expansion Financing
    Capital provided for the growth and expansion of a company which is breaking even or even trading profitably. Funds may be used to finance increased production capacity, market or product development and/or provide additional working capital. Capital provided for turn-around situations is also included in this category.

-   Management Buy-Out (MBO)
    Funds provided to enable current operating management and investors to acquire an existing business.

-   Management Buy-In (MBI)
    Funds provided to enable a manager or group of managers from outside the company to buy into the company.

Follow-on investment
A company which has previously received venture capital.

Secondary purchase
Purchase of existing shares in a company from another venture capital firm, or from other shareholders.

Public to Private
Purchase of the share capital of a company quoted on a stock exchange with the intention of de-listing the company and taking it private.

General Terms

Carried interest ("carry"): Carried interest or simply "carry" represents the share of a private equity fund's profit (usually 20%) that will accrue to the general partners.

Committed funds (or "raised funds" or "committed capital"): Capital committed by investors. This will be requested or "drawn down" by private equity managers on a deal-by-deal basis. This amount is different from invested funds for two reasons. Firstly, most partnerships will invest only between 80% and 95% of committed funds. Second, one has to deduct the annual management fee which is supposed to cover the cost of operation of a fund.

Distributions: Payments to investors after the realisation of investments of the partnership.

Divestments (or realisations or exits): Exits of investments, usually via a trade sale or an IPO (Initial Public Offering) on a stock market.

Draw downs: Payments to the partnership by investors in order to finance investments. Funds are drawn down from investors on a deal-by-deal basis.

Fund of funds: Private equity funds whose principal activity consists of investing in other private equity funds. Investors in funds of funds can thereby increase their level of diversification.

Gearing, debt/equity ratio or leverage
The level of a company's borrowings as a percentage of shareholder funds.

Hurdle rate: Arrangement that caps the downside risk for investors. It allows investors to get preferential access to the profits of the partnership. In the absence of reaching the hurdle return, general partners will not receive a share of the profit (carried interest). A hurdle rate of 10% means that the private equity fund needs to achieve a return of at least 10% before the profits are shared according to the carried interest arrangement.

Limited partnership: Most private equity firms structure their funds as limited partnerships. Investors represent the limited partners and private equity managers the general partners.

Realisation: the sale of an investment.

Secondary market: The secondary market enables institutional investors to sell their stakes in a private equity partnership before it is wound up.

Trade sale: Sale of the equity share of an investee company to another company.

Turnaround: A loss making company which can be successfully transformed into a profit maker.



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

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